UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Heritage Insurance Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Heritage Insurance Holdings, Inc.

2600 McCormick Drive Suite 300

Clearwater, Florida 33759

April 15, 2021

To Our Stockholders:

On behalf of the Board of Directors and management of Heritage Insurance Holdings, Inc., we cordially invite you to virtually attend the annual meeting of stockholders to be held on May 25, 2021 at 10:00 a.m. (ET). Due to the public health impact of the coronavirus (COVID-19) pandemic, and to support the health and well-being of our employees and stockholders, the meeting will be held in a completely virtual meeting only format via live audio webcast.

The following pages contain the formal notice of the annual meeting, the proxy statement and the proxy card. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors. You may also find electronic copies of these documents online at http://www.edocumentview.com/HRTG.

The purpose of the meeting is to consider and vote upon proposals to (i) elect nine directors, (ii) ratify the appointment of our independent registered public accounting firm for 2021, (iii) approve, on an advisory basis, the compensation of our named executive officers, and (iv) transact such other business as may properly come before the meeting.

Whether or not you plan to attend the virtual meeting, your vote is important. We encourage you to vote in advance of the meeting by telephone, by Internet or by signing, dating and returning your proxy card by mail. You may also vote by attending the virtual meeting at www.meetingcenter.io/224279586 and voting online. Full instructions are contained in the proxy statement and in the enclosed proxy card.

Sincerely yours,

Richard Widdicombe

Chairman

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about April 15, 2021.

This proxy statement and our 2020 Annual Report are available online at

http://www.edocumentview.com/HRTG.

NOTICE OF 2021 ANNUAL MEETING

OF STOCKHOLDERS

Date and Time:	Tuesday, May 25, 2021 at 10:00 a.m. (ET).

Location:	Due to the public health impact of the coronavirus (COVID-19) pandemic, and to support the health and well-being of our employees and stockholders, the annual meeting will only be conducted virtually via live audio webcast at www.meetingcenter.io/224279586. There will be no physical meeting location.

Attendance:

Only stockholders of the Company or their duly authorized proxies may attend the annual meeting. Stockholders may only attend the annual meeting virtually at www.meetingcenter.io/224279586. The password for the meeting is HRTG2021.

By visiting this link, you will be able to attend and participate in the annual meeting online, vote your shares electronically and submit your questions prior to and during the meeting. To participate in the annual meeting, you will need the 15-digit control number that appears on your proxy card or the instructions that accompanied your proxy materials. Beneficial owners will need to register at least three business days prior to the annual meeting in order to attend the meeting. For more instructions, please refer to the section “Annual Meeting Procedures” on page 1.

Record Date:	April 5, 2021

Voting:	Each share of common stock entitles you to one vote on each matter to be voted on at the annual meeting. Cumulative voting is not permitted.

Items of Business:

(1) To elect nine members of the Board of Directors to serve until the 2022 Annual Meeting of Stockholders or until their respective successors are elected and qualified;

(2) To ratify the appointment of Plante & Moran, PLLC as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2021;

(3) To approve, on an advisory basis, the compensation of our named executive officers; and

(4) To transact such other business as may properly come before the meeting.

EVEN IF YOU CANNOT ATTEND THE ANNUAL MEETING VIRTUALLY, PLEASE TAKE THE TIME TO PROMPTLY VOTE YOUR SHARES BY CAREFULLY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU WISH TO VOTE USING A PAPER PROXY CARD, PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE RETURN ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED.

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting to be Held on May 25, 2021: The Proxy Statement for the Annual Meeting and the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available at www.investorvote.com/HRTG.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Items to be Voted on at the 2021 Annual Meeting of Stockholders

Proposals		Board of Directors’ Recommendation
PROPOSAL 1	Elect nine members of the Board of Directors to serve until the 2022 annual meeting of stockholders or until their respective successors are elected and qualified.	FOR
PROPOSAL 2	Ratify the appointment of Plante & Moran, PLLC as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2021.	FOR
PROPOSAL 3	Approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay.”	FOR

Director Nominees

			Committee Memberships
Name	Director Since	Independent	AC	CC	CGN
Ernie Garateix (CEO)	2020	No
Richard Widdicombe (Chairman)	2012	No
Pete Apostolou	2012	Yes			M
Irini Barlas	2014	Yes	C, F	M
Mark Berset	2019	No
Steven Martindale	2018	No
Nicholas Pappas	2014	Yes		M	C
Joseph Vattamattam	2014	Yes	M, F	C
Vijay Walvekar	2012	Yes	M		M

AC:	Audit Committee	CGN:	Corporate Governance and Nominating Committee
CC:	Compensation Committee	M:	Member
C:	Chair	F:	Financial Expert

2020 Engagement and New Executive Compensation Program

2020 Say on Pay Vote and Shareholder Engagement

At the 2020 annual meeting, we held our inaugural Say on Pay vote, and approximately 74% of the votes cast on the proposal were cast against our named executive officers’ compensation. In response to these results, we launched an extensive shareholder outreach effort, in which we actively reached out to 29 institutional investors, representing approximately 52% of the outstanding shares of our common stock. Thirteen of the investors we contacted, representing approximately 26% of the outstanding shares of our common stock, engaged with us. As a result of these engagement efforts, in connection with the appointment of our new CEO, we made substantial changes to our CEO compensation program, as summarized below and in the section “Compensation Discussion and Analysis.”

What We Heard

The shareholders we engaged with primarily expressed dissatisfaction with our prior CEO’s compensation and pointed out the following concerns:

•	Inordinately high CEO base salary;

•	Guaranteed minimum CEO cash bonus without a cap;

•	Non-rigorous CEO performance cash incentive; and

•	Lack of performance-based CEO equity compensation and excessive time-based CEO equity compensation.

How We Responded

In response to shareholder concerns, we engaged two compensation consulting firms, significantly reduced CEO compensation and meaningfully shifted cash incentive and stock compensation from guaranteed and uncapped to performance-based, with threshold, target and maximum (capped) levels.

The changes to CEO compensation, which are effective beginning with fiscal 2021, include:

•	A 70% reduction to overall target compensation (see “Prior vs. New CEO Compensation Program” table below);

•	A base salary reduction from $2.5 million to $1.0 million;

•	Elimination of any guaranteed cash bonus;

•	Implementation of a more rigorous performance-based cash incentive with target, threshold and maximum (capped) levels; and

•

Modification of long-term equity incentive award, of which 50% is time based and the remaining 50% is subject to performance-based criteria, including target, threshold and maximum levels. The performance component of the equity compensation is long-term, with performance criteria measured over a three-year performance period and tied to overall company performance. Our new CEO was awarded $500,000 of three-year, time-based restricted stock in fiscal 2021 and will be eligible to receive $500,000 time-based equity grants annually in future fiscal years.

New CEO Compensation Program, Effective Beginning Fiscal 2021

Compensation Component	Value
Salary	$1,000,000
Annual cash incentive	Threshold $500,000	Target $1,000,000	Maximum $1,500,000
Time-based restricted stock*	$500,000
Performance-based restricted stock (three-year performance period)	Threshold $250,000	Target $500,000	Maximum $1,000,000
Total Compensation	Threshold $2,250,000	Target $3,000,000	Maximum $4,000,000

*	Our new CEO was awarded $500,000 of three-year, time-based restricted stock in fiscal 2020 and will be eligible to receive $500,000 time-based equity grants annually in future fiscal years.

New CEO Annual Cash Incentive Criteria, Effective Beginning Fiscal 2021

Weighting	Metric	Threshold	Target	Maximum
60%	Net operating ratio*	100%	96%	92%
20%	Ex-FL Organic GPW growth**	5%	10%	15%
20%	Qualitative	Qualitative

*

The numerator of the net operating ratio is calculated as the sum of net losses and loss adjustment expenses, policy acquisition costs and general and administrative expenses, less net investment income and policy fee income, while the denominator represents net premiums earned.

**	Organic gross premiums written (GPW) growth is calculated as year-over-year GPW growth excluding premiums associated with acquisitions of whole entities for twelve months from the acquisition date.

New CEO Performance-Based Restricted Stock Criteria, Effective Beginning Fiscal 2021

Metric	Threshold	Target	Maximum
3-year adjusted book value per share growth	5%	15%	25%

Note: adjusted book value per share growth excludes cumulative dividends declared and accumulated other comprehensive income. Performance is measured over a three-year period.

Prior vs. New CEO Compensation Program

The table below compares the prior CEO compensation program, which expired in 2020, to the new program, which commenced at the beginning of 2021.

	CEO Compensation
Compensation Component	Prior CEO	New CEO	Delta
Base Salary	$2,431,000	$1,000,000	-59%
Guaranteed annual salary increase	Yes	No
Guaranteed minimum annual cash incentive award	$2,500,000	No	-100%
Annual cash incentive target	$4,250,000 *	$1,000,000	-76%
Maximum cash incentive	Uncapped	$1,500,000
Time-based equity compensation**	$3,210,000	$500,000	-84%
Time-based equity compensation as % of total long-term equity compensation	100%	50%
Performance-based equity compensation as % of total long-term equity compensation	0%	50%
Non performance-based total compensation	$8,141,000	$1,500,000	-82%
Target total compensation	$9,891,000	$3,000,000	-70%
Maximum total compensation	Uncapped	$4,000,000

*	The prior CEO’s $4,250,000 target cash incentive target includes his $2,500,000 guaranteed minimum cash incentive.
**

In connection with his 2015 employment agreement, which contained a five-year term, our prior CEO received an upfront award of 750,000 shares of time-based restricted stock that vested in one-fifth equal installments from 2016-2020, representing five years of equity compensation. In contrast, our new CEO is eligible to receive new grants of time and performance-based stock annually. Our new CEO’s stock compensation is based on a fixed dollar amount, while our prior CEO’s stock compensation was based on a fixed number of shares. To allow for a comparison between prior and new CEO annual stock compensation, the table reflects 150,000 shares for the prior CEO, which represents the number of shares that vested annually, multiplied by the grant date stock price.

Our new CEO was awarded $500,000 of three-year, time-based restricted stock in fiscal 2021 and will be eligible to receive $500,000 time-based equity grants annually in future fiscal years.

Corporate Governance

We are committed to high standards of ethical and business conduct and strong corporate governance practices. This commitment is highlighted by the practices described below.

•	Annual Elections: Our directors are elected annually for one-year terms.

•

Director Independence: A majority of our director nominees are independent, and our key Board committees (Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee) are comprised entirely of independent directors.

•	No Shareholder Rights Plan. We do not currently have in place, nor have we ever had, a shareholder rights plan, commonly known as a “poison pill.”

2020 Performance Highlights

•

Despite experiencing unprecedented weather losses in 2020, which included hurricanes, severe convective and other named storms, we still generated positive net income of $9.3 million and maintained a strong capital position. We did not need to raise new capital, nor did we need to add additional third party reinsurance treaties for capital relief.

•	Net income was $9.3 million, or $0.33 per diluted share.

•	Book value per share increased to $15.94, up 1.8% from year-end 2019.

•	Gross premiums written and gross premiums in force of $1.1 billion, with gross premiums written up 15.2% year-over-year, including 15.8% growth outside Florida and 14.6% growth in Florida.

•	Policies-in-force of 581,046, up 9.2% year-over-year.

•	Realized capital gains of $22.4 million, up from $4.1 million in the prior year.

•	Favorable prior year reserve development of $19.6 million.

•

Net current accident year weather losses of $134.2 million, up substantially from $75.9 million in the prior year. Current accident year weather losses include $83.5 million of catastrophe losses, up from $40.2 million in the prior year, and $50.7 million of other weather losses, up from $35.7 million in the prior year.

•	Repurchased 930,356 shares for $10.0 million at an average price of $10.75 per share, 32.6% below year-end 2020 book value per share.

•	Extended the Company’s existing share repurchase authorization by one year to a December 31, 2021 expiration and increased the authorization from $23.8 million to $50.0 million

•	Total capital returned to shareholders of $16.8 million, including $0.06 per share regular quarterly dividend.

•	Began writing homeowners insurance in California, Delaware, Maryland, and Mississippi, resulting in sixteen active states.

Proxy Statement for the Annual Meeting of Stockholders of

HERITAGE INSURANCE HOLDINGS, INC.

To Be Held on May 25, 2021

AUDIT COMMITTEE REPORT	46

FEES BILLED FOR SERVICES RENDERED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	47

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	48

OTHER INFORMATION	50

Stockholder Proposals for the 2022 Annual Meeting	50

Expenses of Solicitation	50

“Householding” of Proxy Materials	50

HERITAGE INSURANCE HOLDINGS, INC.

2600 McCormick Drive Suite 300

Clearwater, Florida 33759

PROXY STATEMENT

This proxy statement and enclosed proxy card are being furnished commencing on or about April 15, 2021 in connection with the solicitation of proxies by the Board of Directors of Heritage Insurance Holdings, Inc., a Delaware corporation. In this proxy statement, we refer to Heritage Insurance Holdings, Inc. as the “Company,” “we,” “our” or “us” and the Board of Directors as the “Board.” We are sending the proxy materials because the Board is seeking your permission (or proxy) to vote your shares at the annual meeting of stockholders on your behalf. This proxy statement presents information that is intended to help you in reaching a decision on voting your shares of common stock. Only common stockholders of record at the close of business on April 5, 2021, the record date, are entitled to vote at the meeting, with each share entitled to one vote. We have no other voting securities other than our common stock.

Questions and Answers about Voting and the Annual Meeting

When and where is the annual meeting being held?

•

We will hold the annual meeting on May 25, 2021, at 10:00 a.m. (ET). The meeting will only be conducted virtually via live audio webcast at www.meetingcenter.io/224279586. The password for the meeting is HRTG2021. There will be no physical meeting location.

Why are you holding a virtual meeting instead of a physical meeting?

•

Due to the public health impact of the coronavirus (COVID-19) pandemic, and to support the health and well-being of our employees and stockholders, the annual meeting will only be conducted virtually via live audio webcast. We believe holding a virtual meeting this year will help safeguard the health of all meeting participants in view of the concerns regarding the ongoing coronavirus pandemic.

What if I have trouble accessing the annual meeting virtually?

•

The virtual meeting platform is fully supported across most internet browsers and devices running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it or you may call 1-888-724-2416.

Who can attend the annual meeting?

•

Only record holders or beneficial owners (who have obtained a legal proxy) of the Company’s common stock or their proxies may attend the annual meeting. To participate in the annual meeting, you will need the 15-digit control number that appears on your proxy card or the instructions that accompanied your proxy materials. If you would like to attend the virtual meeting and you have your control number, please go to www.meetingcenter.io/224279586 prior to the start of the meeting to log in. Online access to the webcast will open approximately 30 minutes prior to the start of the annual meeting to allow time for our stockholders to log in and test their devices’ audio system. Beneficial owners will need to register at least three business days prior to the annual meeting in order to attend the meeting. For more instructions, please refer to the section “Annual Meeting Procedures” on page 1.

Do I need to register to attend the annual meeting virtually?

•	Registration is only required if you are a beneficial owner. For more instructions, please refer to the section “Annual Meeting Procedures” on page 1.

Who can vote at the annual meeting?

•

The record date for the annual meeting is April 5, 2021. You may vote all shares of the Company’s common stock that you owned as of the close of business on that date. Each share of common stock entitles you to one vote on each item to be voted on at the annual meeting. Cumulative voting is not permitted. On the record date, 27,965,190 shares of our common stock were outstanding.

Can I ask questions at the annual meeting?

•

Stockholders will have the ability to submit questions during the annual meeting via the annual meeting website at www.meetingcenter.io/224279586. As part of the annual meeting, we will hold a question and answer session, during which we intend to answer questions submitted during the meeting that are pertinent to the Company and the meeting matters, as time permits.

Will my vote be disclosed to anyone?

•	Your vote is confidential and will not be disclosed to any officer, director or employee, except in certain limited circumstances, such as when you request or consent to disclosure.

How can I vote if I am the record holder of my shares?

•	If your shares of common stock are held in your name, you can vote your shares on items presented at the annual meeting or by proxy. There are three ways to vote:

1.	By Telephone — You can vote by telephone by calling 1-800-652-VOTE (8683) and following the instructions on the proxy card;

2.	By Internet —

•

Before the annual meeting – You may submit your proxy online via the Internet by following the instructions provided on the enclosed proxy card. Internet voting facilities will be available 24 hours a day;

•

During the annual meeting – You may attend the meeting via the Internet at www.meetingcenter.io/224279586 and vote during the meeting by following the instructions provided on the enclosed proxy card; or

3.	By Mail — You can vote by mail by signing, dating and mailing the enclosed proxy card. You cannot vote by mail with a notice document.

How can I vote if my shares are held beneficially through a broker?

•

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker, bank or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you can vote in the following two ways:

1.

By Following Broker’s Voting Instructions — You have the right to direct your broker, bank or nominee on how to vote and can do so by following the voting instructions you receive from your broker. Beneficial owners should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting. If you are a beneficial owner and your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares in certain cases. Brokers may vote your shares as described below.

•	Non-discretionary Items. All items, other than the ratification of the appointment of the Company’s independent registered public accounting firm, are “non-discretionary” items. If you do not direct your broker, your broker cannot vote your shares on non-discretionary items. We refer to these as “broker non-votes.” As such, it is critically important that you submit your voting instructions if you want your shares to count for non-discretionary items, such as the election of directors. Your shares will remain unvoted for such items if your broker does not receive instructions from you.

•

Discretionary Items. The ratification of the appointment of the Company’s independent registered public accounting firm is a “discretionary” item. Brokers that do not receive instructions from beneficial owners may vote uninstructed shares in their discretion.

2.

By Internet — You are also invited to attend the annual meeting virtually. If you want to vote virtually at the annual meeting, you must obtain a legal proxy from your broker and present it by registering at least three business days prior to the meeting date. For more instructions concerning the registration process, please see the section “Annual Meeting Procedures” on page 1.

What is the quorum required for the meeting to be held?

•

In order to carry on the business of the meeting, we must have a quorum. This means that stockholders representing a majority of the common stock issued and outstanding as of the record date must be present at the annual meeting, either virtually or by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum but broker non-votes are not considered “present” for purposes of voting on non-discretionary items.

Can I change my vote after I return my proxy card?

•

You can revoke your proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the annual meeting to Kirk Lusk, Chief Financial Officer, Heritage Insurance Holdings, Inc., 2600 McCormick Drive, Suite 300, Clearwater, Florida 33759; (2) submitting a later-dated proxy that we receive no later than the conclusion of voting at the annual meeting; or (3) voting virtually at the annual meeting. Attending the annual meeting does not revoke your proxy unless you vote virtually at the meeting. If your shares are held in street name, you must contact your broker or nominee to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote virtually at the meeting.

What is the vote required to elect directors?

•

Directors will be elected by a plurality of the votes present virtually or by proxy and entitled to vote at the annual meeting. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the annual meeting. Abstentions will not have an impact on the election of directors.

What is the vote required to adopt all other proposals on the agenda?

•

The ratification of Plante & Moran, PLLC’s appointment as independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon. Abstentions will have the effect of a vote against the ratification of the appointment of Plante & Moran, PLLC.

•

Proposal 3 is an advisory vote. This means that while we ask stockholders to approve the resolution regarding Say on Pay, this is not an action that requires stockholder approval. Approval of the Say on Pay proposal requires the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon. Abstentions will have the effect of a vote against the approval of the Say on Pay proposal. Although the vote on the proposal is non-binding, our Board and its Compensation Committee will review the results of the vote and take them into account in making determinations concerning executive compensation.

What are the consequences if I choose not to vote on a specific proposal?

•

You may “withhold” your vote with respect to any nominee in the election of directors and may “abstain” from voting on the other proposals. Shares “abstaining” from voting on any proposal will be counted as present at the annual meeting for purposes of establishing the presence of a quorum. “Withhold” votes with respect to any nominee for director will have no effect on the election of directors. Abstentions will have the effect of a vote against the ratification of the appointment of Plante & Moran, PLLC as independent registered public accounting firm for fiscal year 2021. Broker non-votes will have no effect on the election of directors or Say on Pay. There will be no broker non-votes with respect to the ratification of Plante & Moran, PLLC’s appointment as independent registered public accounting firm, as it is a discretionary item.

What happens if additional matters are presented at the annual meeting?

•

Other than the three proposals described in this proxy statement, we are not aware of any other properly submitted business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Richard Widdicombe and Ernie Garateix, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting, including matters of which the Company did not receive timely notice. If any of our nominees for director are unavailable, or are unable to serve or for good cause will not serve, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

Annual Meeting Procedures

Admission to the Virtual Annual Meeting

Only stockholders of the Company or their duly authorized proxies may virtually attend the annual meeting. Stockholders may only attend the annual meeting at www.meetingcenter.io/224279586. The password for the meeting is HRTG2021.

The meeting will only be conducted via live audio webcast; there will be no physical meeting location. To participate in the annual meeting, stockholders of record will need the 15-digit control number that appears on your proxy card or the instructions that accompanied the proxy materials. If you would like to attend the virtual meeting and you have your control number, please go to www.meetingcenter.io/224279586 prior to the start of the meeting to log in. Online access to the webcast will open approximately 30 minutes prior to the start of the annual meeting to allow time for our stockholders to log in and test their devices’ audio system.

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker, bank or nominee is considered the stockholder of record with respect to those shares.

Beneficial owners must register for the annual meeting if they want to virtually attend, ask questions, and/or vote at the annual meeting. They may register for the annual meeting in the following two ways:

•

Advance Registration. Beneficial owners may register in advance of the annual meeting by submitting proof to Computershare, our transfer agent, of their legal proxy power as received from their broker or bank. This submission should include the beneficial owner’s name, email address, and the number of Company shares held as of the record date. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 20, 2021. Computershare will provide the beneficial owner confirmation of registration by email after it receives the registration materials.

Requests for advance registration should be directed to Computershare through either of the following methods:

By email:	Beneficial owner may forward the email from its broker granting it legal proxy, or may attach an image of its legal proxy, to legalproxy@computershare.com; or

By mail:	Beneficial owner may mail its legal proxy granted by its broker to:
Computershare
Attn: Heritage Insurance Holdings, Inc. – Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

•

Registration at Annual Meeting. Beneficial owners may register at the annual meeting by visiting www.meetingcenter.io/224279586 with the control number received with their voting instruction form. The password for the meeting is HRTG2021.

Participation during the Annual Meeting

Stockholders will have the ability to submit questions during the annual meeting via the annual meeting website at www.meetingcenter.io/224279586. As part of the annual meeting, we will hold a question and answer session, during which we intend to answer questions submitted during the meeting that are pertinent to the meeting matters, as time permits.

Appraisal Rights

Stockholders do not have appraisal rights under Delaware law in connection with the matters to be voted on at the annual meeting.

Stockholder List

You may examine our stockholder list during the annual meeting by following the instructions provided on the meeting website during the annual meeting. The stockholder list will also be available for examination during normal business hours for ten days prior to the annual meeting for any purpose germane to the meeting at our corporate headquarters at 2600 McCormick Drive Suite 300, Clearwater, Florida 33759.

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Directors

Nominees

The size of the Board is currently set at nine members. Our previous Chairman and Chief Executive Officer, Bruce Lucas, served his last day as an employee and board member of the Company on November 30, 2020. Pursuant to our Bylaws, we appointed Ernie Garateix to fill the resulting vacancy on the Board and appointed Richard Widdicombe to serve as Chairman of the Board, each until the 2021 annual meeting. In addition, James Masiello retired from our Board on March 3, 2021, following which the Board size was decreased to nine directors.

At the annual meeting, the stockholders will elect nine directors to serve until the 2022 annual meeting of stockholders or until their respective successors are elected and qualified. Any vacancy occurring after the election may be filled by a majority vote of the remaining directors. In accordance with the Company’s Bylaws, a director appointed to fill a vacancy will be appointed to serve until the next annual meeting of stockholders.

Assuming a quorum is present, the nine nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of the Company. Stockholders are not entitled to cumulate votes in the election of directors. All nominees have consented to serve as directors, if elected. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy. As of the date of this proxy statement, the Board has no reason to believe that any of the director nominees named herein will be unable or unwilling to serve as a director if elected.

The Company believes that its Board, as a whole, should encompass a range of talent, skill, diversity, experience and expertise enabling it to provide sound guidance with respect to the Company’s operations and interests. In addition to considering a candidate’s background, experience and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our business. Although the Company does not have a formal policy with regard to the consideration of diversity in identifying candidates, the Corporate Governance and Nominating Committee strives to nominate candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate level of talent, skills and expertise to oversee the Company’s business. The Company regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. The Company’s policy is to have at least a majority of our directors qualify as “independent directors” as defined in the rules of the NYSE. Currently, five of our nine directors are independent. See page 12 for a further discussion of director independence.

The Corporate Governance and Nominating Committee seeks candidates with strong reputations and experience in areas relevant to the strategy and operations of the Company, particularly in industries and growth segments that the Company serves, as well as key geographic markets where it operates. Each of the director nominees holds or has held senior positions in complex organizations and has operating experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, financial reporting, corporate governance, risk management and leadership development.

The Corporate Governance and Nominating Committee also believes that the nominees, each of whom is a current director, has the experience, expertise, integrity, sound judgment and ability to engage management in a collaborative fashion to collectively comprise an effective Board. In addition, the Corporate Governance and Nominating Committee believes that each of the nominees is committed to devoting significant time and energy to service on the Board and its committees.

The names of the director nominees, their ages as of April 15, 2021, their recent employment or principal occupation, the names of any public companies for which they currently serve as a director or have served as a director within the past five years, and their period of service as a Company director are set forth below.

Name	Age	Position
Ernie Garateix	49	Director and CEO
Richard Widdicombe	62	Chairman of the Board
Pete Apostolou(1)	46	Director
Irini Barlas(2)(3)	49	Director
Mark Berset	74	Director
Steven Martindale	58	Director
Nicholas Pappas(1)(3)	46	Director
Joseph Vattamattam(2)(3)	44	Director
Vijay Walvekar(1)(2)	74	Director

(1)	Current member of our Corporate Governance and Nominating Committee.
(2)	Current member of our Audit Committee.
(3)	Current member of our Compensation Committee.

DIRECTOR NOMINEES

Ernie Garateix. Mr. Garateix has served as our Chief Executive Officer and as a member of our Board since December 2020. Prior to that, he served as our Chief Operating Officer since December 2014. Prior to that, from August 2012 to December 2014, Mr. Garateix served as our Executive Vice President. Prior to joining us, Mr. Garateix served as Vice President for American Integrity Insurance Group beginning in October 2007. Mr. Garateix brings to the Board an in-depth knowledge of the insurance industry gained from his service in senior positions at the Company and his years of leadership experience at insurance carriers.

Richard Widdicombe. Mr. Widdicombe is our Chairman and has served on our Board since we began operations in August 2012, and as our President from August 2012 until December 2020. He was previously our Chief Executive Officer from August 2012 to May 2014. Prior to joining the Company, Mr. Widdicombe served as Risk Manager of Homeowners Choice Property & Casualty Insurance Company (NYSE: HCI) from November 2009 to September 2011. Prior to that, Mr. Widdicombe served as President of People’s Trust Insurance Company from July 2007 to February 2009. Mr. Widdicombe brings to the Board an in-depth knowledge of the insurance industry gained from his years of leadership experience at multiple insurance carriers.

Pete Apostolou. Mr. Apostolou has served on our Board since we began operations in August 2012. Mr. Apostolou is the owner of Central Title Services, which he founded in 2015. He is also a real estate broker and owner of Alexa Realty of St. Petersburg, which he founded in 2004. Mr. Apostolou also serves as a manager and owner of several other commercial real estate companies in the greater Tampa Bay area. Mr. Apostolou brings to the Board an in-depth knowledge of the Florida commercial and residential real estate market.

Irini Barlas. Ms. Barlas has served on our Board since August 2014 and brings over 20 years of operational and management experience in the financial services sector. Ms. Barlas is the Chief Financial and Operating Officer of Megastar Advisors, LLC, an insurance marketing and training organization, and has served in such role since January 2014. Since February 2010, Ms. Barlas has also served as the Chief Financial Officer of Barlas Tax & Financial Group, LLC, a provider of tax, insurance and investment services. Previously, from January 2009 through January 2010, Ms. Barlas was an auditor at Grant Thornton LLP. Ms. Barlas has also held various other management positions in both accounting and operations over the years. Ms. Barlas is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Ms. Barlas has a strong operational background and brings to the Board extensive experience in financial statement preparation and financial reporting and analysis.

Mark Berset. Mr. Berset has 45 years of experience in the property and casualty insurance industry. Mr. Berset has served as chief executive officer of Comegys Insurance Agency since 1975, as chief executive officer of Alpha Insurance Management since 1993, and as chief executive officer of Strategic Agency Network of Florida, an alliance of insurance agents, since 1997. Mr. Berset also co-founded Purpose Employer Solutions, a national payroll company, in 2010 and has served as a director since then. Mr. Berset has also co-founded various Florida-based property and casualty insurance companies and served as a board member of United Property & Casualty Insurance Co. until 2007. Mr. Berset serves on the boards of directors of two private companies and previously served on the board of directors of Innovaro, Inc., formerly a software-based consulting company, from 2009 to 2015. Mr. Berset brings to the Board an in-depth knowledge of the insurance industry gained from his years of executive management and leadership experience running insurance agencies and co-founding insurance companies and businesses in related industries.

Steven Martindale. Mr. Martindale has served on our Board since January 2018. Since May 2018, Mr. Martindale has been the president of Smartscor, Inc, a consulting company. Prior to that, Mr. Martindale served as our Chief Financial Officer from May 2016 to January 2018 and as our Co-Chief Financial Officer from January 2018 to April 2018. Prior to joining the Company, Mr. Martindale served as Chief Financial Officer at People’s Trust Insurance Company, a privately held insurer licensed in the State of Florida, from

September 2013 to May 2016. Prior to People’s Trust, Mr. Martindale was Chief Regulatory Officer for the State of Ohio from April 2011 to September 2013. From August 2008 to September 2013, Mr. Martindale was a partner and consulting chief financial officer for Focus CFO, a financial consulting firm. From January 2005 to August 2008, Mr. Martindale worked at ProCentury as Vice President Corporate Governance. Mr. Martindale has also held various other positions in both accounting and auditing. Mr. Martindale brings to the Board in-depth financial knowledge, as well as executive management and leadership experience.

Nicholas Pappas. Mr. Pappas has served on our Board since April 2014. Mr. Pappas is the President and owner of FlameStone American Grill, a restaurant in the Tampa area that opened in 2007. Mr. Pappas also owns or serves on the executive team of several commercial real estate holding companies with properties in the Tampa and Jacksonville, Florida areas. Mr. Pappas brings to the Board an entrepreneurial and executive management background, as well as a strong knowledge of the Florida commercial real estate market.

Joseph Vattamattam. Mr. Vattamattam has served on our Board since April 2014. Mr. Vattamattam is the President and Chief Financial Officer of Healthmap Solutions, a provider of technology and consulting services to healthcare organizations, a position he has held since October 2020. He served as the CEO of Healthmap Solutions from July 2013 to October 2020. Prior to that, Mr. Vattamattam served as Vice President of Medical Economics at CareCentrix, Inc., a provider of home health solutions, from August 2010 to July 2013 and as Area Vice President, Operations from January 2010 to August 2010. Prior to that, Mr. Vattamattam held several positions at WellCare Health Plans, a provider of managed care services, from June 2007 to December 2009, most recently as Director, Health Services. Mr. Vattamattam previously held positions at Wachovia Securities and PricewaterhouseCoopers LLP. Mr. Vattamattam also serves as a Director on the Advent Health Carrollwood Foundation board, a position he has held since January 2020. Mr. Vattamattam brings to the board executive management and leadership skills, as well as an in-depth knowledge of capital markets and financial analysis.

Vijay Walvekar. Mr. Walvekar has served on our Board since we began operations in August 2012. Mr. Walvekar currently serves as Vice President of Central Home Health Care, Inc., a position he has held since January 1985. Mr. Walvekar also serves as President or Managing Member of several real property holding companies owning real estate in Florida and Michigan. Mr. Walvekar also serves as Managing Director of Control-Touch Electronics (Poona) Pvt. Ltd. in Pune, India since 1986. Mr. Walvekar was a Commercial Pilot in India and also held USA, FAA Commercial Pilot’s licenses. Mr. Walvekar is a director of Clearing House Division of Atlas Fintech Holdings Corporation which has operations in the USA and Panama. Mr. Walvekar brings to the Board important knowledge and experience in strategic planning, real estate, and leadership.

Required Vote

Directors are elected by a plurality of the votes of the shares present virtually or by proxy and entitled to vote on the election of directors at the annual meeting. The individuals who receive the largest number of votes will be elected as directors up to the maximum number of directors to be elected at the annual meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive evaluation of the independent registered public accounting firm’s qualifications, performance and independence and whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm.

Plante & Moran, PLLC (“Plante & Moran”) has served as our independent registered public accounting firm since June 2018 and has been appointed by the Audit Committee to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Although ratification is not required by our Bylaws or otherwise, we are submitting the selection of Plante & Moran to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. In the event that ratification of this selection is not approved by the affirmative vote of the holders of a majority of the shares of common stock of the Company represented at the annual meeting virtually or by proxy and entitled to vote on the item, the Audit Committee and the Board will review the Audit Committee’s future selection of an independent registered public accounting firm, but is not bound by the stockholders’ vote. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time if it determines that a change would be in the best interests of the Company and our stockholders.

Representatives of Plante & Moran will be available via teleconference at the annual meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting virtually or by proxy and entitled to vote on this proposal is required to approve the ratification of the appointment of Plante & Moran as the Company’s independent registered public accounting firm for the current fiscal year.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PLANTE & MORAN, PLLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

Proposal 3: Advisory Vote on Executive Compensation

We are providing stockholders an advisory vote on executive compensation, or Say on Pay, as required by the Dodd-Frank Act. The Say on Pay vote is a non-binding vote on the compensation of our named executive officers, as described in this proxy statement in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure. The Dodd-Frank Act requires us to hold the Say on Pay vote at least once every three years, and the Company has determined to hold the Say on Pay vote every year.

We encourage stockholders to review the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure on pages 17-39 of this proxy statement. As discussed in the Compensation Discussion and Analysis section, we believe that our compensation policies and decisions, particularly with respect to our new 2021 compensation program for our CEO, further our objectives to: (i) reward superior financial and operational performance; (ii) motivate our executive officers to build and grow our business profitably; (iii) align the interests of our executive officers with those of our stockholders; and (iv) enable us to attract, retain and motivate qualified executive officers.

At the 2020 annual meeting, we held our inaugural Say on Pay vote, and approximately 74% of the votes cast on the proposal were cast against our named executive officers’ compensation. In response to these results, we launched an extensive shareholder outreach effort, in which we actively reached out to 29 institutional investors, representing approximately 52% of the outstanding shares of our common stock. Thirteen of the investors we contacted, representing approximately 26% of the outstanding shares of our common stock, engaged with us.

The shareholders we engaged with primarily expressed dissatisfaction with our prior CEO’s compensation. As we value the feedback provided by these investors, the Board took action to specifically address their concerns and, in connection with the appointment of our new CEO, we made substantial changes to our CEO compensation program, as summarized in the section “Compensation Discussion and Analysis,” while still maintaining a CEO compensation program focused on retaining and motivating our CEO. The Compensation Committee believes that the CEO compensation changes for 2021, as summarized below, reflect our Board’s ongoing commitment to shareholder engagement and responsiveness.

The changes to CEO compensation, which are effective beginning with fiscal 2021, include:

•	A 70% reduction to overall target compensation;

•	A base salary reduction from $2.5 million to $1.0 million;

•	Elimination of any guaranteed cash bonus;

•	Implementation of a more rigorous performance-based cash incentive with target, threshold and maximum (capped) levels; and

•

Modification of long-term equity incentive award, of which 50% is time based and the remaining 50% is subject to performance-based criteria, including target, threshold and maximum levels. The performance component of the equity compensation is long-term, with performance criteria measured over a three-year performance period and tied to overall company performance. Our new CEO was awarded $500,000 of three-year, time-based restricted stock in fiscal 2021 and will be eligible to receive $500,000 time-based equity grants annually in future fiscal years.

We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders.

On the basis of the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure found within this proxy statement, we are requesting that our stockholders vote on the following resolution:

“RESOLVED, that the stockholders of Heritage Insurance Holdings, Inc. (“Heritage”) approve, on an advisory basis, the compensation of Heritage’s named executive officers, as described in the Compensation

Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in Heritage’s 2021 Annual Meeting proxy statement.”

Although this Say on Pay vote on executive compensation is non-binding, the Board and the Compensation Committee will review the results of the vote and will take into account the outcome of the vote when determining future executive compensation arrangements.

Required Vote

The approval of the Say on Pay proposal requires the affirmative vote of a majority of the shares of the Company’s common stock represented at the annual meeting and entitled to vote thereon.

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

The Board maintains flexibility to determine the appropriate leadership structure for the Company and whether the roles of Chairman of the Board and CEO should be filled by the same or different individuals. This approach allows the Board flexibility to determine whether the two roles should be separate or combined, based upon the Company’s best interests in light of the dynamic environment in which it operates, the Board’s assessment of the Board’s leadership, and the Company’s needs from time to time. After the departure of Mr. Lucas from his positions as CEO and Chairman of the Board, the Board determined that at this time, separation of these offices would serve the Company’s best interests and the best interests of its stockholders. The Board considered that separating these offices would allow the CEO to focus on the strategic direction of the Company and the day to day leadership and performance of the Company, while allowing for the Chairman to provide guidance to the CEO, set the agenda for the Board meetings and preside over meetings of the Board.

Board of Directors Role in Risk Oversight

Our Board oversees the risk management activities designed and implemented by our management. The Board executes its oversight responsibility for risk management both directly and through its committees. The full Board also considers specific risk topics, including risks associated with our strategic plan, business operations and capital structure. In addition, the Board receives regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

Our Board has delegated to the Audit Committee oversight of our risk management process. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Meetings and Committees of the Board of Directors

During 2020, the Board held four meetings and also acted by written consent in lieu of a meeting five times. During 2020, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period in which he or she was a director and (ii) the total number of meetings held by all of the committees of the Board on which he or she served. The Board has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee which operate under written charters adopted by the Board.

At the Board meetings, independent directors of the Company meet regularly in executive session without management in accordance with NYSE listing standards. Generally, executive sessions are held in conjunction with regularly-scheduled meetings of the Board. Former director James Masiello presided over executive sessions of the Board during 2020. In 2020, the non-employee independent members of the Board met in executive session four times. At each executive session, a presiding independent director chosen by a majority of the independent directors present presides over the session.

Audit Committee. Ms. Barlas and Messrs. Vattamattam and Walvekar serve on the Audit Committee. Ms. Barlas serves as the chairwoman of our Audit Committee and, subject to her re-election, the Board has selected Ms. Barlas to continue as chairwoman of the Audit Committee. The Audit Committee is composed of non-employee directors, each of whom is independent under Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE. Ms. Barlas and Mr. Vattamattam meets the requirements of an audit committee financial expert under SEC rules. During 2020, the Audit Committee held four meetings and also acted by written consent in lieu of a meeting.

The Audit Committee is responsible for, among other things, assisting the Board in its oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s internal audit function and independent auditors.

Compensation Committee. Messrs. Pappas and Vattamattam and Ms. Barlas serve on the Compensation Committee. Mr. Masiello served on the Compensation Committee, as its chairman, during all of 2020 until his retirement from the Board in February 2021. Mr. Vattamattam now serves as the chairman of the Compensation Committee, and subject to his election, the Board has selected Mr. Vattamattam to continue as chairman of the Compensation Committee. The Compensation Committee is composed of non-employee directors, each of whom is independent as required by the applicable listing standards of the NYSE, including the heightened independence requirements specific to compensation committee members. During 2020, the Compensation Committee held five meetings and also acted by written consent in lieu of two meetings.

The Compensation Committee is responsible for, among other things:

•	reviewing key employee compensation goals, policies, plans and programs, including management development and succession plans;

•	reviewing and approving the compensation of the Company’s directors, chief executive officer and other executive officers;

•	reviewing and approving employment agreements and other similar arrangements between the Company and the Company’s executive officers; and

•	approving, evaluating and administering the Company’s stock plans and other incentive compensation plans.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee was at any time during 2020 or at any other time an officer or employee of our Company. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Corporate Governance and Nominating Committee. Messrs. Pappas, Apostolou, and Walvekar serve on the Corporate Governance and Nominating Committee. Mr. Masiello served on the Corporate Governance and Nominating Committee during all of 2020. Mr. Pappas serves as the chairman of our Corporate Governance and Nominating Committee and, subject to his re-election, the Board has selected Mr. Pappas to continue as chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is composed of independent non-employee directors, each of whom is independent as required by the applicable listing standards of the NYSE. During 2020, the Corporate Governance and Nominating Committee held one meeting and also acted by written consent in lieu of a meeting.

The Corporate Governance and Nominating Committee is responsible for, among other things:

•	identifying individuals qualified to become members of the Board consistent with criteria approved by the Board;

•	overseeing the organization of the Board to discharge the board’s duties and responsibilities properly and efficiently;

•	identifying best practices and recommending corporate governance principles;

•	developing, recommending, and reviewing annually our Corporate Governance Guidelines;

•	reviewing annually our Code of Business Conduct and Ethics;

•	recommending to the Board director nominees for election at the annual meeting of stockholders, or to fill any vacancies;

•	recommending to the Board director nominees for each committee of the Board;

•	reviewing potential conflicts of interest involving our executive officers; and

•	overseeing the evaluation of the Board and management.

In evaluating and determining whether to nominate a candidate for a position on our Board, the Corporate Governance and Nominating Committee will consider the candidate’s professional ethics and values, relevant management experience and a commitment to enhancing stockholder value. We regularly assess the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. Candidates may come to the attention of the Corporate Governance and Nominating Committee from current Board members, stockholders, professional search firms, officers or other persons. The Corporate Governance and Nominating Committee will review all candidates in the same manner regardless of the source of recommendation, including from stockholders.

The Corporate Governance and Nominating Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted in accordance with our Bylaws. Any stockholder recommendations which are submitted under the criteria summarized above should include the candidate’s name and qualifications for Board membership and should be addressed to our Corporate Secretary.

For purposes of potential nominees to be considered at the 2022 annual stockholders’ meeting, the Corporate Secretary must receive this information no earlier than January 25, 2022 and no later than the close of business on February 24, 2022 in accordance with the procedures in the Bylaws. The notice must set forth the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the stockholder’s name, address and the number of shares beneficially owned (and the period they have been held).

In 2020, we did not engage a third party to identify, evaluate or assist in identifying potential nominees for director.

Director Independence

There are no family relationships among any of our executive officers or directors. Our Board has affirmatively determined that each of Messrs. Apostolou, Pappas, Vattamattam and Walvekar and Ms. Barlas is an “independent director,” as defined under the rules of the NYSE. In making the independence determination, the Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances that the Board deemed relevant. Mr. Garateix is not independent as he is our Chief Executive Officer. Mr. Widdicombe, as a former President of the Company, and Mr. Martindale, as a former CFO of the Company until April 2018, are not considered independent under the rules of the NYSE. With respect to Mr. Berset, the Board does not consider him to be independent given his affiliation with a third-party insurance agency that has provided services to, and received payments from, the Company.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees, including our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and our Chief Accounting Officer. The Code of Ethics is available at www.heritagepci.com on the “Investors” page listed as “Governance Documents” under the heading “Corporate Governance.”

Only the Board or an appointed committee may grant a waiver of the Code of Ethics for our executive officers or directors, and any such waiver will be disclosed to the extent required by law or the listing requirements of the NYSE. We intend to provide disclosure of any amendments or waivers of our Code of Ethics on our website within four business days following the date of the amendment or waiver.

Governance Documents

Current copies of the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee charters are available at www.heritagepci.com on the “Investors” page listed as “Governance Documents” under the heading “Corporate Governance.” In addition, the Board has adopted corporate governance guidelines, which are available at www.heritagepci.com on the “Investors” page listed as “Governance Documents” under the heading “Corporate Governance.” Information on, or accessible through, our website is not a part of, or incorporated by reference into, this proxy statement.

Communications with Directors

The Board has established a process to receive communications from stockholders. Stockholders and other interested parties may contact any member (or all members) of the Board, or the non-management directors as a group, any Board committee or any chair of any such committee by mail. To communicate with the Board, any individual directors or any group or committee of directors, correspondence should be addressed to the Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent c/o Kirk Lusk, Chief Financial Officer, Heritage Insurance Holdings, 2600 McCormick Drive, Suite 300, Clearwater, Florida 33759.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. The Corporate Secretary will forward copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that he otherwise determines requires the attention of any member, group or committee of the Board.

Attendance at Annual Meeting

Directors are encouraged, but not required, to attend our annual stockholders’ meeting. In 2020, six directors attended the annual stockholders’ meeting.

EXECUTIVE OFFICERS

The names of the executive officers of the Company and their ages, titles and biographies are set forth below.

Ernie Garateix, 49, is being nominated for the position of director of the Company. See “Director Nominees” for a discussion of Mr. Garateix’s business experience.

Kirk Lusk, 60, has served as our Chief Financial Officer since April 2018 and as our Co-Chief Financial Officer since January 2018. Prior to joining us, from January 2013 to February 2018, Mr. Lusk served as Chief Financial Officer of Narragansett Bay Insurance Company (“NBIC”), which was acquired by us in November 2017 in connection with the acquisition of NBIC Holdings, Inc., the parent company of NBIC. Prior to that, Mr. Lusk served as International Chief Financial Officer of Aetna, Inc. from 2008 through 2012, Chief Financial Officer of Alea Group Holdings Bermuda Ltd. from 2005 through 2008 and Chief Financial Officer of GE ERC’s Global Casualty and GE Capital Auto Warranty Services from 1998 through 2004.

Sharon Binnun, 59, has served as our Chief Accounting Officer since May 2016. Prior to that, she served as our Executive Vice President of Finance beginning in November 2014. Prior to joining us, Ms. Binnun served as the Executive Vice President of Cypress Property Insurance Company from July 2013 to August 2014. Prior to that, Ms. Binnun served as the Chief Financial Officer of Citizens Property Insurance Corporation from February 2007 to July 2013. Ms. Binnun’s prior employment includes Deputy Insurance Commissioner in Florida as well as a career at Deloitte & Touche. Ms. Binnun is a certified public accountant in the State of Florida.

Tim Moura, 48, has served as the President of our subsidiary company, NBIC, since January 2018. Prior to joining us, from February 2014 to January 2018, Mr. Moura served as Senior Vice President of NBIC, which we acquired in November 2017, from February 2014 until January 2018. Prior to that, Mr. Moura served as Vice President of Tower Group Companies from 2010 through 2013, Regional Vice President for OneBeacon Insurance Group from 2004 to 2006 and in various management roles at MetLife Auto & Home from 1995 to 2004. Mr. Moura has 25 years of industry experience, serving in leadership positions with both national and regional insurance carriers.

Tim Johns, 65, has served as the President of our subsidiary company, Zephyr Insurance Company, since April 2018. Prior to joining us, from June 2011 to July 2017, Mr. Johns served as a health insurance executive, including as Executive Vice President and Chief Consumer Officer, of Hawaii Medical Service Association (Blue Cross Blue Shield of Hawaii). Mr. Johns has also served as a director of Hawaiian Electric Co., Inc. since February 2005 and as trustee and/or director of private real estate-related organizations and non-profit and charitable foundations.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 5, 2021 (except as indicated below) by:

•	all persons known by us to own beneficially more than 5% of our outstanding common stock;

•	each of our directors and director nominees;

•	each of our named executive officers listed in the “Executive Compensation” section of this proxy statement; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Heritage Insurance Holdings, Inc., 2600 McCormick Drive, Suite 300, Clearwater, Florida 33759.

Name and Address	Number of Shares Beneficially Owned(1)	Approximate Percent of Class(1)
CERTAIN BENEFICIAL OWNERS (not including directors and executive officers):
BlackRock, Inc.(2)	2,383,699	8.5%
55 East 52nd Street New York, NY 10055
Dimensional Fund Advisors LP (3)	1,585,854	5.7%
DIRECTORS, DIRECTOR NOMINEES AND NAMED EXECUTIVE OFFICERS:
Ernie Garateix(4)	225,071	*
Richard Widdicombe	641,778	2.3%
Kirk Lusk	113,331	*
Tim Moura	59,133	*
Pete Apostolou	160,000	*
Mark Berset(5)	729,209	2.6%
Irini Barlas(6)	55,648	*
Steven Martindale	6,450	*
Nicholas Pappas(7)	63,745	*
Joseph Vattamattam(8)	28,791	*
Vijay Walvekar(9)	285,964	1.0%
Sharon Binnun	—	—
Tim Johns	—	—
Bruce Lucas(10)	644,459	2.3%
All directors and executive officers as a group (13 persons)	2,369,120	8.5%

*	= less than 1%
(1)

“Beneficial ownership” means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 5, 2021 are deemed outstanding for computing the ownership percentage of the person holding such options, but are not deemed outstanding for computing the ownership percentage of any other person. The number of shares beneficially owned is determined as of April 5, 2021, and the percentages are based upon 27,965,190 shares of our common stock outstanding as of April 5, 2021. Unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.

(2)

Based solely on a Schedule 13G/A filed by BlackRock, Inc. on January 29, 2021, of the 2,383,699 shares of our common stock beneficially owned, BlackRock, Inc. has (a) sole voting power with respect to 2,288,790 shares, and (b) sole investment power with respect to all 2,383,699 shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street New York, NY 10055.

(3)

Based solely on a Schedule 13G filed by Dimensional Fund Advisors LP on February 12, 2021, of the 1,585,854 shares of our common stock beneficially owned, Dimensional Fund Advisors LP has (a) sole voting power with respect to 1,500,862 shares, and (b) sole investment power with respect to all 1,585,854 shares. The principal business address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.

(4)

Includes 95,878 shares of performance based restricted stock awarded to Mr. Garateix which represents the maximum number of shares that may be earned at the end of the performance period. The number of shares that will be earned at the end of the performance period is subject to decrease based on the results of the performance condition.

(5)

Includes (i) 47,000 shares held by Mr. Berset’s wife’s IRA, (ii) 36,700 shares held by the Mark Berset 2012 Irrevocable Trust, (iii) 316,400 shares held by the Linda Berset Irrevocable Trust, (iv) 84,909 shares held by the Linda C Berset Family Trust and (v) 63,000 shares held jointly with Mr. Berset’s wife. This number also includes 42,000 shares which are pledged or held in a margin account.

(6)	Includes (i) 36,050 shares held by the Lee M. Barlas and Irini Barlas Living Trust and (ii) 6,852 shares held by Ms. Barlas’ spouse.
(7)	These shares are held jointly by Mr. Pappas and his father.
(8)	Includes 13,291 shares held in an IRA account and 15,500 shares held jointly by Mr. Vattamattam and his wife.
(9)	Includes 237,182 shares held by Mr. Walvekar’s wife.
(10)	Includes 67,600 shares held by IIM Holdings, LLC and IIM Holdings II, LLC, entities controlled by Mr. Lucas.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. They are also required to provide us with copies of any forms they file.

Based solely on our review of the reports furnished to us, we believe that during the last fiscal year, all reports filed by our directors and executive officers under Section 16(a) were made timely, except that the Form 3 filing for Tim Johns, President, Zephyr Insurance Company, was not timely filed.

COMPENSATION DISCUSSION AND ANALYSIS

New Developments

2020 Say on Pay Vote and Shareholder Engagement

At the 2020 annual meeting, we held our inaugural Say on Pay vote, and approximately 74% of the votes cast on the proposal were cast against our named executive officers’ compensation. In response to these results, we launched an extensive shareholder outreach effort, in which we actively reached out to 29 institutional investors, representing approximately 52% of the outstanding shares of our common stock. Thirteen of the investors we contacted, representing approximately 26% of the outstanding shares of our common stock, engaged with us. As a result of these engagement efforts, in connection with the appointment of our new CEO, we made substantial changes to our CEO compensation program, as summarized below and in the section “Compensation Discussion and Analysis.”

What We Heard

The shareholders we engaged with primarily expressed dissatisfaction with our prior CEO’s compensation and pointed out the following concerns:

•	Inordinately high CEO base salary;

•	Guaranteed minimum CEO cash bonus without a cap;

•	Non-rigorous CEO performance cash incentive; and

•	Lack of performance-based CEO equity compensation and excessive time-based CEO equity compensation.

How We Responded

In response to shareholder concerns, we engaged two compensation consulting firms, significantly reduced CEO compensation and meaningfully shifted cash incentive and stock compensation from guaranteed and uncapped to performance-based, with threshold, target and maximum (capped) levels.

The changes to CEO compensation, which are effective beginning with fiscal 2021, include:

•	A 70% reduction to overall target compensation (see “Prior vs. New CEO Compensation Program” table below);

•	A base salary reduction from $2.5 million to $1.0 million;

•	Elimination of any guaranteed cash bonus;

•	Implementation of a more rigorous performance-based cash incentive with target, threshold and maximum (capped) levels; and

•

Modification of long-term equity incentive award, of which 50% is time based and the remaining 50% is subject to performance-based criteria, including target, threshold and maximum levels. The performance component of the equity compensation is long-term, with performance criteria measured over a three-year performance period and tied to overall company performance. Our new CEO was awarded $500,000 of three-year, time-based restricted stock in fiscal 2021 and will be eligible to receive $500,000 time-based equity grants annually in future fiscal years.

New CEO Compensation Program, Effective Beginning Fiscal 2021

Compensation Component	Value
Salary		$1,000,000
Annual cash incentive	$	Threshold 500,000	$	Target 1,000,000	$	Maximum 1,500,000
Time-based restricted stock*		$500,000
Performance-based restricted stock (three-year performance period)	$	Threshold 250,000	$	Target 500,000	$	Maximum 1,000,000
Total Compensation	$	Threshold 2,250,000	$	Target 3,000,000	$	Maximum 4,000,000

*	Our new CEO was awarded $500,000 of three-year, time-based restricted stock in fiscal 2021 and will be eligible to receive $500,000 time-based equity grants annually in future fiscal years.

New CEO Annual Cash Incentive Criteria, Effective Beginning Fiscal 2021

Weighting	Metric	Threshold	Target	Maximum
60%	Net operating ratio*	100%	96%	92%
20%	Ex-FL Organic GPW growth**	5%	10%	15%
20%	Qualitative	Qualitative

*

The numerator of the net operating ratio is calculated as the sum of net losses and loss adjustment expenses, policy acquisition costs and general and administrative expenses, less net investment income and policy fee income, while the denominator represents net premiums earned.

**	Organic gross premiums written (GPW) growth is calculated as year-over-year GPW growth excluding premiums associated with acquisitions of whole entities for twelve months from the acquisition date.

New CEO Performance-Based Restricted Stock Criteria, Effective Beginning Fiscal 2021

Metric	Threshold	Target	Maximum
3-year adjusted book value per share growth	5%	15%	25%

Note: adjusted book value per share growth excludes cumulative dividends declared and accumulated other comprehensive income. Performance is measured over a three-year period.

Prior vs. New CEO Compensation Program

The table below compares the prior CEO compensation program, which expired in 2020, to the new program, which commenced at the beginning of 2021.

	CEO Compensation
Compensation Component	Prior CEO	New CEO	Delta
Base Salary	$2,431,000	$1,000,000	-59%
Guaranteed annual salary increase	Yes	No
Guaranteed minimum annual cash incentive award	$2,500,000	No	-100%
Annual cash incentive target	$4,250,000 *	$1,000,000	-76%
Maximum cash incentive	Uncapped	$1,500,000
Time-based equity compensation**	$3,210,000	$500,000	-84%
Time-based equity compensation as % of total long-term equity compensation	100%	50%
Performance-based equity compensation as % of total long-term equity compensation	0%	50%
Non performance-based total compensation	$8,141,000	$1,500,000	-82%
Target total compensation	$9,891,000	$3,000,000	-70%
Maximum total compensation	Uncapped	$4,000,000

*	The prior CEO’s $4,250,000 target cash incentive target includes his $2,500,000 guaranteed minimum cash incentive.
**

In connection with his 2015 employment agreement, which contained a five-year term, our prior CEO received an upfront award of 750,000 shares of time-based restricted stock that vested in one-fifth equal installments from 2016-2020, representing five years of equity compensation. In contrast, our new CEO is eligible to receive new grants of time and performance-based stock annually. Our new CEO’s stock compensation is based on a fixed dollar amount, while our prior CEO’s stock compensation was based on a fixed number of shares. To allow for a comparison between prior and new CEO annual stock compensation, the table reflects 150,000 shares for the prior CEO, which represents the number of shares that vested annually, multiplied by the grant date stock price.

Our new CEO was awarded $500,000 of three-year, time-based restricted stock in fiscal 2021 and will be eligible to receive $500,000 time-based equity grants annually in future fiscal years.

General Overview

This Compensation Discussion and Analysis outlines our compensation philosophy, describes the process for setting compensation of our named executive officers and outlines the elements of our executive compensation program and decisions in 2020. For 2020, our named executive officers (“NEOs”) are:

•	Ernie Garateix, Chief Executive Officer

•	Kirk Lusk, Chief Financial Officer

•	Tim Moura, President, Narragansett Bay Insurance Company, our subsidiary

•	Sharon Binnun, Chief Accounting Officer

•	Tim Johns, President, Zephyr Insurance Company, our subsidiary

•	Bruce Lucas, Former Chairman and Chief Executive Officer

•	Richard Widdicombe, Former President

Mr. Garateix was appointed Chief Executive Officer effective December 1, 2020 following Mr. Lucas’ departure from the Company. We retained Mr. Lucas to serve as a consultant through 2021. In April 2021, we provided Mr. Lucas with written notice that we would not renew his consulting agreement after 2021. Effective December 30, 2020, Mr. Widdicombe left his position as President and was appointed Chairman of the Board.

Compensation Philosophy

Our compensation philosophy is based on pay-for-performance principles. Our executive compensation program is designed to accomplish each of the following goals:

•	reward superior financial and operational performance;

•	motivate our executive officers to build and grow our business profitably;

•	align the interests of our executive officers with those of our stockholders; and

•	enable us to attract, retain and motivate qualified executive officers.

2020 Performance Highlights

Key achievements for 2020 include:

•

Despite experiencing unprecedented weather losses in 2020, which included hurricanes, severe convective and other named storms, we still generated positive net income of $9.3 million and maintained a strong capital position. We did not need to raise new capital, nor did we need to add additional third party reinsurance treaties for capital relief.

•	Net income was $9.3 million, or $0.33 per diluted share.

•	Book value per share increased to $15.94, up 1.8% from year-end 2019.

•	Gross premiums written and gross premiums in force of $1.1 billion, with gross premiums written up 15.2% year-over-year, including 15.8% growth outside Florida and 14.6% growth in Florida.

•	Policies-in-force of 581,046, up 9.2% year-over-year.

•	Realized capital gains of $22.4 million, up from $4.1 million in the prior year.

•	Favorable prior year reserve development of $19.6 million.

•

Net current accident year weather losses of $134.2 million, up substantially from $75.9 million in the prior year. Current accident year weather losses include $83.5 million of catastrophe losses, up from $40.2 million in the prior year, and $50.7 million of other weather losses, up from $35.7 million in the prior year.

•	Repurchased 930,356 shares for $10.0 million at an average price of $10.75 per share, 32.6% below year-end 2020 book value per share.

•	Extended the Company’s existing share repurchase authorization by one year to a December 31, 2021 expiration and increased the authorization from $23.8 million to $50.0 million

•	Total capital returned to shareholders of $16.8 million, including $0.06 per share regular quarterly dividend.

•	Began writing homeowners insurance in California, Delaware, Maryland, and Mississippi, resulting in sixteen active states.

Compensation Setting Process

The Compensation Committee is responsible for reviewing and approving the compensation of our CEO and our other executive officers, and for setting our executive compensation and benefits policies and programs generally. Historically, in formulating our executive compensation program, our Compensation Committee has not used a compensation consultant, nor has it benchmarked to a particular industry or group of companies, but has instead drawn information from general experience of the insurance industry and comparable companies. As described in more detail above under the heading “—New Developments” and below, following our 2020 annual meeting, we conducted extensive shareholder engagement on executive compensation matters, engaged two compensation consulting firms, benchmarked CEO compensation against market peers and developed a new CEO compensation program responsive to the concerns of our shareholders. We considered a variety of factors in formulating a compensation package for our CEO, including an analysis of peer companies’ CEO compensation, as discussed below under the heading “—Peer Companies.”

Each NEO has, or with respect to Mr. Lucas and Mr. Widdicombe who are no longer employees of the Company, had, an employment agreement which provides for a minimum annual base salary and, except for Mr. Johns, annual cash and/or equity incentive awards. Mr. Garateix entered into a new employment agreement with the Company subsequent to his appointment as CEO, replacing the employment agreement he had as COO. As such, significant portions of our NEOs’ compensation are determined based on the provisions of their existing employment agreements.

With respect to annual cash incentives, each year, including in 2020, the Compensation Committee reviews our EBITDA performance for the fiscal year and the individual contributions of the applicable NEO, and determines the size of the EBITDA cash incentive award pool and the allocation of the pool to the applicable NEOs, as more fully described below. Mr. Johns’ annual cash incentive is based on the performance results for Zephyr. Our CEO provides the Compensation Committee with recommendations regarding the allocation of the pool to our other executive officers, subject to the requirements of any individual employment agreement. Beginning in 2021, our CEO and CFO will not participate in the EBITDA cash incentive award pool, but instead will be eligible for annual performance-based cash incentives with target, threshold and maximum (capped) levels tied to company performance and qualitative individual performance.

Peer Companies

For compensation related to fiscal year 2020, the Compensation Committee did not formally determine or utilize a peer group.

Although the Compensation Committee believes a comparison of compensation and performance data can be useful, the Compensation Committee does not believe that any comparison group company, whose composition is based solely on our industry classification, revenues, net income and/or market capitalization, is fully reflective of the markets in which we compete for talent. Consequently, the Compensation Committee does not set the executives’ target total direct compensation, or any of the target components of such compensation, at any specific percentile of the comparison group.

The Compensation Committee believes that overreliance on market capitalization and revenues can be misleading, as the former is highly influenced by the Company’s and its peers’ trading multiples and consequently does not necessarily reflect the underlying size, breadth and complexity of our organization, while the latter is disproportionately impacted by our large reinsurance spend, which is accounted for as a reduction to gross revenues. As a result, the Compensation Committee generally believes annual gross premiums written represent a more useful metric when selecting other insurance companies for benchmarking purposes.

Following our shareholder engagement process, we began benchmarking CEO and executive compensation against the companies listed in the table below. While this benchmarking exercise did not impact fiscal 2020 compensation given the aforementioned existing employment agreements, it did influence Mr. Garateix’s and Mr. Lusk’s new employment agreements, which are effective beginning in 2021.

Peer Company	Ticker
Ambac Financial Group, Inc.	AMBC
AMERISAFE, Inc.	AMSF
Argo Group International Holdings, Ltd.	ARGO

Peer Company	Ticker
Donegal Group Inc.	DGICA
Employer Holdings, Inc.	EIG
Global Indemnity Group LLC	GBLI
HCI Group, Inc.	HCI
Kinsale Capital Group, Inc.	KNSL
MBIA Inc.	MBI
NI Holdings, Inc.	NODK
ProAssurance Corporation	PRA
RLI Corp.	RLI
Safety Insurance Group, Inc.	SAFT
Selective Insurance Group, Inc.	SIGI
State Auto Financial Corporation	STFC
Tiptree Inc.	TIPT
United Fire Group, Inc.	UFCS
United Insurance Holdings Corp.	UIHC
Universal Insurance Holdings, Inc.	UVE
White Mountains Insurance Group Ltd	WTM

Elements of Executive Compensation Program

For 2020, our executive compensation program consisted of three primary elements:

Base Salary – We provide base salaries, which are intended to be generally competitive with salaries of similarly-situated executives at comparable companies and are based on the executive officer’s role and responsibilities, individual job performance and experience. The base salaries for our named executive officers were initially set pursuant to their respective employment agreements.

Annual Cash Incentive Award – Annual cash incentive awards are performance-based and designed to motivate and reward eligible employees who contribute positively towards our growth and business strategy. Pursuant to their employment agreements, for 2020 each of our NEOs is entitled to an annual cash incentive, as described below. Annual cash incentive awards are only paid if we achieve positive EBITDA for the fiscal year. For some named executive officers, (i) a cash incentive is paid upon achievement of a minimum level of EBITDA and (ii) an additional amount is paid from an annual incentive pool that is funded based on a percentage of the Company’s EBITDA for the relevant period as determined by the Compensation Committee. As a result, any growth in the size of the incentive pool is a function of the Company’s EBITDA performance.

In addition, Mr. Lusk is entitled to an additional annual cash incentive based on our consolidated combined ratio each year and Mr. Moura is entitled to an additional annual cash incentive based on the annual gross premiums written and combined ratio for NBIC Holdings, Inc. For purposes of calculating the annual cash incentive, the term combined ratio is generally defined as gross premiums adjusted for loss, loss adjustment, reinsurance costs and recoveries, acquisition and operational costs. In calculating the combined ratio, net investment income and other income is deducted from operating expenses.

Mr. Johns’ annual cash incentive is based on Zephyr’s financial performance including pre-tax net income, and Mr. Johns’ performance against individual performance goals.

Long-Term Equity Awards – We did not make an annual grant of equity awards in 2020. We have made equity grants in the past to reward and motivate certain named executive officers. The Compensation Committee may determine to alter its grant practice in light of business needs and changes in applicable laws and regulations.

Each of these elements is described in more detail in the discussion below regarding 2020 compensation decisions and in the executive compensation tables and narrative disclosures that follow.

For a description of Mr. Garateix’s new employment agreement, please see the section “Executive Compensation—Employment and Separation Agreements.”

2020 Executive Compensation Decisions

For 2020, the Compensation Committee approved an EBITDA cash incentive pool of $1.8 million, of which $1,082,520 was allocated to the NEOs (other than Mr. Johns) as discussed below. The Compensation Committee deferred the allocation of $1.6 million of the 2019 cash incentive pool, which was paid to Bruce Lucas in July 2020. The Compensation Committee’s 2020 executive compensation decisions for each of our named executive officers, which in some cases are based in large part on the terms of each named executive officer’s employment agreement, are discussed below.

For purposes of calculating the cash incentive pool, EBITDA is defined as reported earnings excluding interest, taxes, depreciation, and amortization, as well as any incentive cash compensation accrual recorded on the Company’s books.

Bruce Lucas

Base Salary – The Lucas Amended Agreement (defined below), which was terminated in November 2020 when Mr. Lucas’ employment as Chief Executive Officer and Chairman of the Board ended, provided for an initial base annual salary of $2.0 million commencing in 2016. As provided for in the Lucas Amended Agreement, in 2020, the Compensation Committee approved a 5% increase in Mr. Lucas’ base salary reflecting cost of living and inflation-based adjustments.

Annual Cash Incentive Award – Pursuant to the Lucas Amended Agreement, Mr. Lucas was entitled to an (i) incentive of $1.75 million, subject to our achievement of at least $50 million in EBITDA for 2020, and (ii) annual cash incentive from our EBITDA incentive pool with a target amount equal to the greater of (1) $2.5 million or (2) the remainder from the EBITDA incentive pool after paying all employee incentives as determined by the Compensation Committee. Given that Mr. Lucas left his position as Chief Executive Officer in November 2020, he did not receive a payout under the annual cash incentive plan. Rather, he received as severance (a) $2,500,000 as his minimum annual bonus for 2020 and (b) a non-renewal payment of $2,431,000 per the Lucas Employment Agreement (as defined below), as well as other payments and benefits which are further described below under the section “Executive Compensation—Employment and Separation Agreements”.

As reported in last year’s proxy statement, in early 2020, the Compensation Committee deferred the allocation of a portion of the 2019 EBITDA cash incentive pool. In July 2020, the Compensation Committee determined to allocate $1.6 million of the remaining balance of the incentive pool to Mr. Lucas. This amount is reflected in Mr. Lucas’ 2019 non-equity incentive plan compensation in the Summary Compensation Table on page 27.

Ernie Garateix

Prior Garateix Employment Agreement

Base Salary – Mr. Garateix’s prior employment agreement (the “Prior Garateix Agreement”), which was terminated effective December 2020 when Mr. Garateix was appointed as Chief Executive Officer, provided for an initial base annual salary of $750,000 commencing in 2016. In early 2020, the Compensation Committee determined to increase Mr. Garateix’s salary by $100,000 to be more in line with market. The Prior Garateix Agreement was replaced with a new employment agreement in January 2021, as described below and under the section “Executive Compensation—Employment and Separation Agreements”.

Annual Cash Incentive Award – Pursuant to the Prior Garateix Agreement, for 2020, Mr. Garateix was entitled to an annual cash incentive from our EBITDA cash incentive pool of up to $100,000. In 2020, the

Compensation Committee approved an annual cash incentive for Mr. Garateix from the EBITDA pool of $750,000. In making its determination, the Compensation Committee considered Mr. Garateix’s individual contributions to the Company, including his oversight of systems, processes, and personnel and his efforts in enhancing the Company’s business intelligence capabilities. The Prior Garateix Agreement was replaced with a new employment agreement in January 2021, as described below and under the section “Executive Compensation—Employment and Separation Agreements”.

New Garateix Employment Agreement

Base Salary – In January 2021, we entered into a new employment agreement with Mr. Garateix in connection with his appointment as Chief Executive Officer (the “Garateix Agreement”) which replaced and terminated the Prior Garateix Agreement. The Garateix Agreement provides for an annual base salary of $1.0 million.

Annual Cash Incentive Award – Pursuant to the Garateix Agreement, Mr. Garateix will receive an annual cash incentive with a threshold opportunity of $500,000, a target opportunity of $1.0 million, and a maximum opportunity of $1.5 million based on performance criteria included in the Company’s executive incentive compensation program.

Annual Long-Term Incentive Awards – Pursuant to the Garateix Agreement, Mr. Garateix is eligible to receive an annual time-based restricted stock award with a value of $500,000, which shares will vest in three equal annual installments, and an annual performance based restricted stock award with a threshold opportunity of $250,000, a target opportunity of $500,000, and a maximum opportunity of $1.0 million, which shares will vest based on performance criteria included in the Company’s executive incentive compensation program.

For further description of the Garateix Agreement, please see the sections “Executive Compensation—Employment and Separation Agreements” and “Executive Compensation—Estimated Payments Following Termination or Change in Control.”

Kirk Lusk

Prior Lusk Employment Agreement

Base Salary – The Prior Lusk Agreement (defined below) provides for an initial base annual salary of $850,000. In early 2020, the Compensation Committee determined to increase Mr. Lusk’s base salary by $100,000 to be more in line with market.

Annual Cash Incentive Award – Pursuant to the Prior Lusk Agreement, for 2020, Mr. Lusk was entitled to a cash incentive under the Omnibus Incentive Plan of up to $500,000, subject to the Company’s achievement of a consolidated combined ratio that is below 91 for the preceding calendar year. The Company’s 2020 consolidated combined ratio was at or above 91. As a result, Mr. Lusk did not receive a cash incentive under the Prior Lusk Agreement. Mr. Lusk received an allocation of $75,000 from the 2020 EBITDA incentive pool.

New Lusk Employment Agreement

Base Salary – In April 2021, we entered into a new employment agreement with Mr. Lusk (the “Lusk Agreement”) which replaced and terminated the Prior Lusk Agreement. The Lusk Agreement provides for an annual base salary of $950,000.

Annual Cash Incentive Award – Pursuant to the Lusk Agreement, Mr. Lusk will receive an annual cash incentive with a threshold opportunity of $150,000, a target opportunity of $250,000, and a maximum opportunity of $350,000 based on performance criteria included in the Company’s executive incentive compensation program.

Annual Long-Term Incentive Awards – Pursuant to the Lusk Agreement, Mr. Lusk is eligible to receive an annual time-based restricted stock award with a value of $150,000, which shares will vest in three equal annual installments, and an annual performance based restricted stock award with a threshold opportunity of $100,000, a target opportunity of $200,000, and a maximum opportunity of $300,000, which shares will vest based on performance criteria included in the Company’s executive incentive compensation program.

For further description of the Lusk Agreement, please see the sections “Executive Compensation—Employment and Separation Agreements” and “Executive Compensation—Estimated Payments Following Termination or Change in Control.”

Richard Widdicombe

Base Salary – The Prior Widdicombe Agreement (defined below), which was terminated in November 2020 when Mr. Widdicombe left his position as President, provided for an initial base annual salary of $1.75 million commencing in 2016. Mr. Widdicombe did not receive a salary increase in 2020.

Annual Cash Incentive Award – Pursuant to the Prior Widdicombe Agreement, for 2020, Mr. Widdicombe was entitled to a cash incentive of $375,000, subject to our achievement of at least $50 million in EBITDA for 2019, and an annual cash incentive from our EBITDA incentive pool with a target amount of $375,000. Given that Mr. Widdicombe left his position as President in December 2020, he did not receive a payout under the annual cash incentive plan. Rather, he received as severance (i) payment of his minimum 2020 annual bonus of $375,000 and (ii) a non-renewal payment of $1,928,990 per the Prior Widdicombe Agreement (defined below), as well as other payments and benefits which are further described below under the section “Executive Compensation—Employment and Separation Agreements”.

Tim Moura

Base Salary – The Moura Agreement (defined below) provides for an annual base annual salary of $850,000 commencing in 2018. In mid 2020, the Compensation Committee determined to increase Mr. Moura’s base salary by $100,000 to be more in line with market.

Annual Cash Incentive Award – Pursuant to the Moura Agreement, for 2020, Mr. Moura was entitled to an annual cash incentive of up to $50,000 based on the Board’s approval of the EBITDA incentive pool and Mr. Moura’s performance during the calendar year, and a cash incentive under the Omnibus Incentive Plan based on NBIC’s annual gross written premium and combined ratio. Mr. Moura did not receive a cash incentive under the Moura Agreement in 2020 because NBIC’s annual gross written premium and combined ratio did not reach target levels. Mr. Moura received an allocation of $75,000 from the 2020 EBITDA incentive pool.

Tim Johns

Base Salary – The Johns Agreement (defined below) provides for an annual base annual salary of $300,000 commencing in 2018.

Annual Cash Incentive Award – Pursuant to the Johns Agreement, Mr. Johns is eligible to participate in the Omnibus Inventive Plan, as determined by the Board. Zephyr maintains an incentive compensation program (ICP) that rewards Zephyr employees, including Mr. Johns, based on Zephyr’s financial results, including annual pre-tax income relative to prior year and budget, as well as Mr. Johns’ performance against pre-established individual performance metrics. In 2020, Mr. Johns’ payout under the Zephyr ICP was $125,000.

Sharon Binnun

Base Salary – The Binnun Agreement (as defined below) provides for an annual base salary of $300,000 commencing in 2015.

Annual Cash Incentive Award – Pursuant to the Binnun Agreement, Ms. Binnun is eligible for an annual cash discretionary incentive of up to $60,000 or greater based on the Board’s approval. In 2020, Ms. Binnun received an annual cash discretionary incentive of $50,000.

Severance and Change of Control Agreements

Our named executive officers are not party to any separate severance or change of control agreements. As described below under “Executive Compensation—Employment Agreements and—Estimated Payments Following Termination or Change in Control”, our named executive officers may be entitled to certain severance and change of control payments and benefits pursuant to their employment agreements.

Mr. Lucas and Mr. Widdicombe received severance payments upon the termination of their employment with the Company pursuant to the terms of their respective separation agreements. See “Executive Compensation—Employment Agreements and—Estimated Payments Following Termination or Change in Control” below for a description of the amounts paid.

Employee Benefits

Our named executive officers participate in other employee benefit plans generally available to all employees on the same terms, such as medical, dental, life, disability insurance programs and a 401(k) plan, except that the Company provides additional life and disability insurance benefits to Messrs. Garateix and Lusk and, until the termination of their employment during 2020, to Messrs. Lucas and Widdicombe. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table and described in a footnote. In addition, in 2020, we provided matching contributions to the 401(k) accounts of all our employees, including our named executive officers, equal to 100% of the first 3% of each employee’s contribution, and 50% of each employee’s next 2% of contribution, subject to applicable limitations. In addition, Messrs. Lucas and Garateix each received an automobile allowance during 2020. We do not provide our named executive officers with any other material perquisites or similar personal benefits.

Hedging

The Company does not have a specific policy that prohibits hedging transactions by our directors, executive officers, and employees, however our insider trading policy requires pre-clearance from our Chief Financial Officer prior to such transactions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on such review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report above shall not be incorporated by reference into this proxy statement.

Respectfully submitted by the Compensation Committee of the Board,

The Compensation Committee

Joseph Vattamattam, Chair

Irini Barlas

Nicholas Pappas

March 23, 2021

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table discloses the compensation information of our NEOs for our 2020 fiscal year. Certain information regarding 2020 compensation is provided in the narrative sections following the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Ernie Garateix*	2020	1,000,000	—	750,000	(1)	34,549	(2)	1,784,549
CEO	2019	900,000	—	500,000		23,862		1,423,862
	2018	900,000	—	500,000		25,820		1,425,820
Kirk Lusk,	2020	950,000	—	75,000	(1)	81,332	(2)	1,106,332
CFO	2019	850,000	—	50,000		17,127		917,127
Tim Moura	2020	943,010	—	75,000	(1)	10,883	(2)	1,028,893
President, NBIC	2019	870,596	—	50,000		—		920,596
Sharon Binnun	2020	475,000	50,000	—		26,128	(2)	551,128
Chief Accounting Officer
Tim Johns	2020	300,000	125,000	—		19,537	(2)	444,537
President, Zephyr Insurance Company
Bruce Lucas*	2020	2,276,514	—	—		5,510,890	(2)	7,787,404
Former Chairman and CEO(3)	2019	2,302,529	—	5,348,000	(4)	23,787		7,674,316
	2018	2,205,000	3,000,000	6,200,000		30,043		11,435,043
Richard Widdicombe	2020	1,929,375	—	—		2,627,589	(2)	4,556,964
Former President(3)	2019	1,929,375	—	750,000		26,271		2,690,175
	2018	1,929,375	—	750,000		40,905		2,720,280

*

Mr. Lucas’ employment as our Chief Executive Officer ended, effective November 30, 2020, and Mr. Garateix was appointed Chief Executive Officer, effective December 1, 2020. In April 2021, we provided Mr. Lucas with written notice that we would not renew his consulting agreement after 2021.

(1)	Represents amounts paid under the terms of the named executive officer’s employment agreement.
(2)

Each of Messrs. Lucas and Garateix and Ms. Binnun received an automobile allowance during 2020 and Mr. Johns received an allowance for parking. The amounts disclosed include such allowance, Company contributions with respect to the Company 401(k) plan, an additional disability insurance policy, and an additional life insurance policy for each of Messrs. Lucas, Widdicombe, Garateix, and Lusk and Ms. Binnun. In addition, for Mr. Johns, the amount includes a payment of accrued and unused vacation time. In addition, for Mr. Lusk, the amount includes the aggregate incremental cost of a monthly housing allowance which began in October 2019 in the amount of $40,000. The amounts do not include the excess portion of the employer share of premiums offered to our named executive officers with respect to the following benefits which are generally available to all of the Company’s employees: health insurance, dental insurance, vision insurance, life insurance, short-term disability insurance and long-term disability insurance. In addition, for Mr. Lucas, the amount includes $200,000 in consulting fees paid to Mr. Lucas in 2020 pursuant to the Consulting Agreement for his services to the Company following his departure as CEO. In April 2021, we provided Mr. Lucas with written notice that we would not renew his consulting agreement after 2021. For Messrs. Lucas and Widdicombe, the amount also includes severance payments received upon termination of their respective employment pursuant to their respective separation agreements. For Mr. Lucas, the severance amount consists of (i) a non-renewal payment of $2,431,000 per the Lucas Employment Agreement (defined below), (ii) payment of his minumum 2020 annual bonus of $2,500,000, (iii) $163,750 in exchange for agreeing to a non-compete and (iv) $163,500 for accrued and unused vacation time. For Mr. Widdicombe, this severance amount consists of (i) a non-renewal payment of

$1,928,990 per the Prior Widdicombe Agreement (defined below), (ii) payment of his minimum 2020 annual bonus of $375,000, (iii) $129,867 in exchange for agreeing to a non-compete and (iv) $129,866 for accrued and unused vacation time. For more information on these severance payments, please see the section “Executive Compensation— Employment and Separation Agreements”.
(3)

Mr. Lucas’ employment with the Company ended in November 2020 and Mr. Widdicombe terminated his employment with the Company in December 2020. We retained Mr. Lucas as a consultant through December 31, 2021. In April 2021, we provided Mr. Lucas with written notice that we would not renew his consulting agreement after 2021. Mr. Widdicombe remains Chairman of the Board.

(4)

The amount reported for 2019 has been updated to include the payment of a cash incentive of $1.6 million from the 2019 EBITDA cash incentive pool which was allocated to Mr.  Lucas in May 2020 by our Compensation Committee.

Grants of Plan-Based Awards

Below are grants of plan-based awards made to the NEOs in 2020. Actual amounts paid under these awards are reflected in the Summary Compensation Table.

	Estimated future payouts under non-equity incentive plan awards
Name	Threshold ($)	Target ($)(1)		Maximum ($)
Kirk Lusk	—	500,000	(2)	—
	—	50,000	(3)	—
Ernie Garateix	—	100,000	(4)	—
Tim Moura	—	500,000	(5)	—
	—	50,000	(6)	—
Sharon Binnun	—	—		—
Tim Johns	—	—		—
Bruce Lucas	—	1,750,000	(7)	—
	—	2,500,000	(8)	—
Richard Widdicombe	—	375,000	(7)	—
	—	375,000	(9)	—

(1)

The incentive plan awards reported in this table do not provide for threshold or maximum performance levels. For more information on these awards, please see the section “Compensation Discussion and Analysis – 2020 Executive Compensation Decisions.”

(2)

Under the Prior Lusk Agreement, Mr. Lusk is entitled to an annual cash incentive of up to $500,000, subject to the Company’s achievement of a consolidated combined ratio that is below 91 for the preceding calendar year.

(3)	Under the Prior Lusk Agreement, Mr. Lusk is entitled to a target annual cash incentive from our EBITDA incentive pool of up to $50,000.
(4)	Under the Prior Garateix Agreement, Mr. Garateix was entitled to a target annual cash incentive from our EBITDA incentive pool of up to $100,000.
(5)	Under the Moura Agreement, Mr. Moura is entitled to an annual cash incentive of up to $500,000, based on NBIC’s gross premiums written and combined ratio for 2019.
(6)	Under the Moura Agreement, Mr. Moura is entitled to a target annual cash incentive from our EBITDA incentive pool of up to $50,000.
(7)	This amount reflects a grant of an annual cash incentive based on the Company achieving 2020 EBITDA of $50 million.
(8)

Under the Lucas Employment Agreement, Mr. Lucas was entitled to a target annual cash incentive from our EBITDA incentive pool equal to the greater of (1) $2.5 million or (2) the remainder from the EBITDA incentive pool after paying all employee cash incentives.

(9)	Under the Prior Widdicombe Agreement, Mr. Widdicombe was entitled to a target annual cash incentive from our EBITDA incentive pool equal to $375,000.

Stock Vested

The following table provides information concerning the vesting of restricted stock and the value realized on vesting of restricted stock during the fiscal year ended December 31, 2020 for each of the named executive officers.

	Stock awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Ernie Garateix	25,000	$232,000
Kirk Lusk	15,000	$180,900
Tim Moura	10,000	$131,300
Sharon Binnun	—	—
Tim Johns	—	—
Bruce Lucas	150,000	$1,392,000
Richard Widdicombe	50,000	$464,000

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table provides information concerning unvested restricted stock for each named executive officer outstanding as of the end of the fiscal year ended December 31, 2020. Each restricted stock grant is shown separately for each named executive officer.

Stock awards
Name	Number of Shares of Stock that Have Not Vested (#)		Market Value of Shares of Stock that Have Not Vested ($)(1)
Ernie Garateix	—		—
Kirk Lusk	45,000	(2)	$455,850
Tim Moura	30,000	(3)	$303,900
Sharon Binnun	—		—
Tim Johns	—		—
Bruce Lucas	—		—
Richard Widdicombe	—		—

(1)	The market value of these shares is shown based on the closing price of the Company’s stock on December 31, 2020, which was $10.13 per share.
(2)	These restricted stock awards were granted on January 31, 2018 with equal vesting over five years, subject to the executive’s continued employment with the Company through such date.
(3)	These restricted stock awards were granted on January 1, 2018 with equal vesting over five years, subject to the executive’s continued employment with the Company through such date.

All awards reported in the table above were granted under the Omnibus Incentive Plan.

Employment and Separation Agreements

Mr. Lucas’ Terminated Employment Agreement

Our previous Chief Executive Officer and Chairman, Bruce Lucas, served his last day as an employee of the Company and board member effective November 30, 2020, but will remain with the Company as an executive consultant through 2021. In April 2021, we provided Mr. Lucas with written notice that we would not renew his consulting agreement after 2021.

In connection with his departure, the Company and Mr. Lucas entered into a Separation Agreement effective December 1, 2020 (the “Lucas Separation Agreement”). Pursuant to the Lucas Separation Agreement, Mr. Lucas’ Amended and Restated Employment Agreement dated November 4, 2015 (the “Terminated Lucas Agreement”) was terminated.

The Terminated Lucas Agreement provided for (i) an annual base salary of $2.0 million, (ii) a cash incentive under our Omnibus Incentive Plan of $1.75 million for each calendar year, subject to the Company’s achievement of at least $50 million in EBITDA for such year and (iii) an annual cash incentive under the Company’s EBITDA incentive pool with a target amount equal to the greater of (A) $2.5 million or (B) the remainder of the Company’s incentive pool after paying all employee incentives. In connection with entering into the Terminated Lucas Agreement, Mr. Lucas received a grant of 750,000 shares of restricted stock, which vested in equal annual installments of 150,000 shares beginning on November 4, 2016. At the time of the termination of the Terminated Lucas Agreement, all of his shares had vested.

Mr. Lucas’ Separation Agreement and Consulting Agreement

Our previous Chief Executive and Chairman, Bruce Lucas, served his last day as an employee of the Company and board member effective November 30, 2020, but will remain with the Company as an executive consultant through 2021. In April 2021, we provided Mr. Lucas with written notice that we would not renew his consulting agreement after 2021.

In connection with his departure, the Company and Mr. Lucas entered into a Separation Agreement effective December 1, 2020 (the “Lucas Separation Agreement”). Pursuant to the Lucas Separation Agreement, Mr. Lucas’ Amended and Restated Employment Agreement dated November 4, 2015 (the “Lucas Employment Agreement”) was terminated.

Pursuant to the terms of the Lucas Separation Agreement, Mr. Lucas is entitled to (i) payment of his minimum 2020 annual bonus of $2,500,000, (ii) a non-renewal payment of $2,431,000 per the Lucas Employment Agreement, (iii) $163,750 in exchange for agreeing not to serve as an employee (through November 30, 2021) for any business that writes the same insurance products in the states in which the Company sells insurance products as of the date of the Lucas Separation Agreement, (iv) payment for three weeks of accrued and unused vacation time, (v) payment by the Company of COBRA continuation premiums for 18 months and (vi) assignment of any key man insurance policies on Mr. Lucas, the future premiums on which Mr. Lucas would be responsible for paying. The Lucas Separation Agreement also provides for customary confidentiality, non-disclosure and non-disparagement covenants, an agreement not to solicit any employee of the Company for a period of one year, an agreement to indemnify Mr. Lucas for actions taken while he was an employee, and a mutual release of claims.

Mr. Lucas will remain with the Company as an executive consultant pursuant to a Consulting Agreement between the Company and Lucas Consulting Services, LLC, Mr. Lucas’ consulting company, effective December 1, 2020 (the “Consulting Agreement”). The term of the Consulting Agreement will continue through December 2021. The Consulting Agreement provides for a monthly payment for services equal to a pro rata portion of Mr. Lucas’ then-current base salary under the Lucas Employment Agreement, which amounts to $200,000 per month. In April 2021, we provided Mr. Lucas with written notice that we would not renew his consulting agreement after 2021.

Mr. Widdicombe’s Separation Agreement

Effective December 30, 2020, our current Chairman, Richard Widdicombe, resigned from his previous position as President of the Company and entered into a Separation Agreement with the Company (the “Widdicombe Separation Agreement”). Pursuant to the Widdicombe Separation Agreement, Mr. Widdicombe’s Amended and Restated Employment Agreement dated November 4, 2015 (the “Prior Widdicombe Agreement”) was terminated.

Pursuant to the terms of the Widdicombe Separation Agreement, Mr. Widdicombe is entitled to (i) payment of his minimum 2020 annual bonus of $375,000, (ii) a non-renewal payment of $1,928,990 per the Prior Widdicombe Agreement, (iii) $129,867 in exchange for agreeing not to serve as an employee (through November 30, 2021) for any business that writes the same insurance products in the states in which the Company sells insurance products as of the date of the Widdicombe Separation Agreement, (iv) payment for three weeks of accrued and unused vacation time and (v) payment by the Company of COBRA continuation premiums for 18 months. The Widdicombe Separation Agreement also provides for customary confidentiality, non-disclosure and non-disparagement covenants, an agreement not to solicit any employee of the Company for a period of one year, an agreement to indemnify Mr. Widdicombe for actions taken while he was an employee, and a mutual release of claims.

Mr. Lusk’s Prior Employment Agreement

In April 2021, Mr. Lusk and the Company terminated the employment agreement, as amended October 7, 2019 (the “Prior Lusk Agreement”), and entered into the Lusk Agreement with us to serve as Chief Financial Officer of the Company. Under the Prior Lusk Agreement, Mr. Lusk received (i) an annual base salary of $850,000, (ii) a discretionary annual cash incentive of up to $50,000, and (iii) an incentive under the Omnibus Incentive Plan of up to $500,000, subject to the Company’s achievement of a consolidated combined ratio that is below 91 for the preceding calendar year. In addition, in connection with entering into the Prior Lusk Agreement, Mr. Lusk received a grant of 75,000 shares of restricted stock, which vest in equal annual installments of 15,000 shares beginning on January 31, 2019. Mr. Lusk also receives medical, dental, prescription and disability insurance coverage, a monthly housing allowance of $3,500, and reimbursement of reasonable travel expenses.

Mr. Lusk’s Employment Agreement

Mr. Lusk and the Company entered into the Lusk Agreement, dated April 13, 2021, replacing and terminating the Prior Lusk Agreement between Mr. Lusk and the Company. The term of Mr. Lusk’s employment under the Lusk Agreement shall continue until December 31, 2023, subject to automatic renewals for successive twelve-month periods, unless otherwise terminated.

Pursuant to the Lusk Agreement, Mr. Lusk will receive (i) an annual base salary of $950,000, (ii) an annual cash incentive with a threshold opportunity of $150,000, a target opportunity of $250,000, and a maximum opportunity of $350,000 based on performance criteria included in the Company’s executive incentive compensation program, (iii) an annual time-based restricted stock award with a value of $150,000, which shares will vest in three equal annual installments, and (iv) an annual performance based restricted stock award with a minimum opportunity of $100,000, a target opportunity of $200,000, and a maximum opportunity of $300,000, which shares will vest based on performance criteria included in the Company’s executive incentive compensation program. Additionally, under the terms of the Lusk Agreement, the Company will provide Mr. Lusk with medical and disability insurance.

In the event that Mr. Lusk is terminated by the Company without cause or if Mr. Lusk terminates his employment for good reason, Mr. Lusk will receive (i) a lump-sum cash severance payment equal to his annual base salary in effect immediately preceding the termination, but not less than $950,000, and (ii) a prorated annual cash incentive for the year of termination, subject to the applicable performance criteria. In addition, all previously granted and unvested time-based and performance-based stock awards will immediately vest upon such termination.

In the event that Mr. Lusk is terminated by the Company without cause or if Mr. Lusk terminates his employment for good reason after a change of control, Mr. Lusk will receive the severance payments described in the paragraph above, except that his lump-sum cash severance payment will equal 1.5 times his base salary in effect immediately preceding the termination.

Upon a termination of employment for any reason, Mr. Lusk would be subject to a one-year post-employment non-solicitation restrictive covenant. Upon a termination of employment for any reason other than an involuntary termination or his voluntary termination for good reason, Mr. Lusk would be subject to a one-year post-employment non-competition restrictive covenant.

Mr. Garateix’s Prior Employment Agreement

On January 5, 2021, Mr. Garateix and the Company terminated the Prior Garateix Agreement, which he entered into November 4, 2015, and entered into the Garateix Agreement described below. Under the Prior Garateix Agreement, he received (i) an annual base salary of $750,000 and (ii) an annual cash incentive of up to $100,000 under the Company’s EBITDA incentive pool during the term of the Prior Garateix Agreement, based on and subject to available funds in the Company’s EBITDA incentive pool. In connection with the Prior Garateix Agreement, Mr. Garateix received a grant of 125,000 shares of restricted stock, which vested in equal annual installments of 25,000 shares beginning on November 4, 2016. At the time of the termination of the Prior Garateix Agreement, all of his shares had vested.

Mr. Garateix’s Employment Agreement

Effective December 1, 2020, Mr. Garateix was promoted to CEO of the Company. In connection with his appointment as CEO, Mr. Garateix and the Company entered into the Garateix Agreement, dated January 5, 2021, replacing and terminating the Prior Garateix Agreement between Mr. Garateix and the Company. The term of Mr. Garateix’s employment under the Garateix Agreement shall continue until December 31, 2023, subject to automatic renewals for successive twelve-month periods, unless otherwise terminated.

Pursuant to the Garateix Agreement, Mr. Garateix will receive (i) an annual base salary of $1,000,000, (ii) an annual cash incentive with a minimum opportunity of $500,000, a target opportunity of $1.0 million, and a maximum opportunity of $1.5 million based on performance criteria included in the Company’s executive incentive compensation program, (iii) an annual time-based restricted stock award with a value of $500,000, which shares will vest in three equal annual installments, and (iv) an annual performance based restricted stock award with a minimum opportunity of $250,000, a target opportunity of $500,000, and a maximum opportunity of $1.0 million, which shares will vest based on performance criteria included in the Company’s executive incentive compensation program. Additionally, under the terms of the Garateix Agreement, the Company will provide Mr. Garateix with medical and disability insurance.

In the event that Mr. Garateix is terminated by the Company without cause or if Mr. Garateix terminates his employment for good reason, Mr. Garateix will receive (i) a lump-sum cash severance payment equal to two times his annual base salary in effect immediately preceding the termination, but not less than $2.0 million, and (ii) a prorated annual cash incentive for the year of termination, subject to the applicable performance criteria. In addition, all previously granted and unvested time-based and performance-based stock awards will immediately vest upon such termination.

In the event that Mr. Garateix is terminated by the Company without cause or if Mr. Garateix terminates his employment for good reason after a change of control, Mr. Garateix will receive the severance payments described in the paragraph above, except that his lump-sum cash severance payment will equal three times his base salary in effect immediately preceding the termination.

Upon a termination of employment for any reason, Mr. Garateix would be subject to a one-year post-employment non-solicitation restrictive covenant. Upon a termination of employment for any reason other than an involuntary termination or his voluntary termination for good reason, Mr. Garateix would be subject to a one-year post-employment non-competition restrictive covenant.

Tim Moura’s Employment Agreement

Effective February 3, 2014, Mr. Moura entered into an employment agreement, as amended January 1, 2018 (the “Moura Agreement”), with NBIC Service Company, Inc., a subsidiary of the Company, to serve as President of NBIC. The Moura Agreement provides for (i) an annual base salary of $850,000 commencing on January 1, 2018, (ii) an annual cash discretionary incentive of up to $50,000 based on the Board’s approval of the EBITDA incentive pool and Mr. Moura’s performance during the calendar year, and (iii) a cash incentive under the Omnibus Incentive Plan based on NBIC’s annual gross premiums written and combined ratio. In connection with entering into the amendment to the Moura Agreement, Mr. Moura received a grant of 50,000 shares of restricted stock, which vest in equal annual installments of 10,000 shares beginning on January 1, 2019.

Mr. Moura is entitled to 24-months’ notice prior to termination by us without “Cause” or for “Good Reason.” In such case, he would be entitled to his cash and share based compensation for the 24 months. “Cause” is defined as (i) the conviction of a felony, (ii) an act of fraud against the Company, (iii) a material breach of the Moura Agreement or the willful refusal or gross neglect to perform the duties reasonably assigned, or (iv) the breach of his non-compete, non-solicit, or non-disclosure obligations which results in a material adverse effect on the Company. “Good Reason” is defined as (i) a material diminution in duties, (ii) failure to pay Mr. Moura amounts owed under the Moura Agreement, (iii) relocation of NBIC’s principal location outside a certain radius, or (v) Mr. Moura’s failure to retain his position at a potential successor to the Company.

If Mr. Moura dies during the term of the Moura Agreement, his estate would be entitled to receive accrued but unpaid base salary, time off, and any other benefits payable through the date of his death.

Mr. Moura may resign upon giving no less than 90 days’ notice.

If Mr. Moura becomes unable to perform substantially his duties for a consecutive period of 120 days, then the Company may terminate him with notice.

Upon a termination of employment for any reason, Mr. Moura would continue to be subject to non-solicitation and non-competition restrictive covenants for two years following such termination.

Tim Johns’ Employment Agreement

Effective April 2, 2018, Mr. Johns entered into an employment agreement with Zephyr Insurance Company, Inc. (“Zephyr”), a subsidiary of the Company (the “Johns Agreement”), to serve as President and Chief Executive Officer of Zephyr until terminated. The Johns Agreement provides for an annual base salary of $300,000. Mr. Johns is also eligible to participate in the Omnibus Inventive Plan and to receive equity awards, each as determined by the Board. Mr. Johns also receives medical, dental, prescription and disability insurance coverage, and reimbursement of travel expenses.

In the event that Mr. Johns terminates the Johns Agreement without good reason or the term of the Johns Agreement expires, Mr. Johns would be entitled to his base salary as in effect immediately preceding the termination for a period of 90 days. In the event that he is terminated by us for “Cause,” Mr. Johns would be entitled to his accrued but unpaid base salary and other accrued obligations. “Cause” is defined as occurring upon (i) the conviction of a felony, (ii) willful misconduct or gross negligence, (iii) conduct causing material economic harm to the Company, (iv) a failure to carry out the reasonable and lawful directions of the Board, (v) fraud, embezzlement, theft or dishonesty against the Company, (vi) a violation of a policy or procedure of the Company, or (vii) a breach by Mr. Johns of the Johns Agreement.

Mr. Johns may resign upon giving no less than 90 days’ notice.

Upon a termination of employment, Mr. Johns would continue to be subject to non-solicitation and non-compete restrictive covenants for a period of two years following such termination.

Sharon Binnun’s Employment Agreement

Effective January 1, 2015, Ms. Binnun entered into an employment agreement with the Company (the “Binnun Agreement”), to serve as an executive until terminated. The Binnun Agreement provides for (i) an annual base salary of $300,000 and (ii) an annual cash discretionary incentive of up to $60,000 or greater based on the Board’s approval. Ms. Binnun also receives an automobile allowance and reimbursement of travel expenses.

In the event that Ms. Binnun’s employment is terminated by the Company for any reason within six months after the consolidation, merger, transfer of assets, or other acquisition of the Company, she will receive a lump-sum severance payment equal to six months of her base salary as in effect immediately preceding the termination.

Upon a termination of employment, Ms. Binnun would continue to be subject to (i) a non-solicitation restrictive covenant for a period of two years following such termination and (ii) a non-compete restrictive covenant for a period of one year following such termination.

Estimated Payments Following Termination or Change in Control

We have employment agreements and, in some cases, award agreements for awards granted pursuant to our Omnibus Incentive Plan, with Messrs. Garateix, Lusk, Moura and Johns and Ms. Binnun (collectively, the “Agreements”) that entitle them to severance payments on certain types of employment terminations.

Without “Cause” and “Good Reason” Payments

Certain of the Agreements provide for certain payments upon termination of employment by us without “cause,” as defined in their respective employment agreements. Under the Prior Garateix Agreement, there were no severance entitlements in connection with a termination without “cause” or for “good reason.” Under the Garatiex Agreement, Mr. Garateix is entitled to a lump-sum cash severance payment equal to two times his annual base salary in effect immediately preceding such termination, but not less than $2.0 million, and a prorated annual cash incentive for the year of termination, subject to the applicable performance criteria. Mr. Moura is entitled to remaining, regularly scheduled cash and share based compensation under the Moura Agreement. For Mr. Moura, we must provide 24-months’ notice prior to such termination, during which time he is entitled to his scheduled compensation and benefits. Mr. Moura is entitled to the same payment in the event of his notice of termination for “good reason,” as defined in the Moura Agreement. Under the Prior Lusk Agreement, Mr. Lusk was entitled to all accrued but unpaid base salary and accrued and unused paid time off for 180 days following the termination date, subject to his release of claims against the Company. Under the Lusk Agreement, Mr. Lusk is entitled to a lump-sum cash severance payment equal to his annual base salary in effect immediately preceding such termination, but not less than $950,000, and a prorated annual cash incentive for the year of termination, subject to the applicable performance criteria.

With respect to equity, Under the Prior Garateix Agreement, Mr. Garateix’s unvested shares will vest if his employment is terminated without cause, and under the Garateix Agreement, Mr. Garateix’s previously granted and unvested time-based and performance-based restricted stock awards will immediately vest upon such termination. Under the Prior Lusk Agreement, Mr. Lusk’s unvested shares will vest upon the date of his termination other than for cause, and under the Lusk Agreement, previously granted and unvested time-based and performance-based restricted stock awards will immediately vest upon such termination. Mr. Moura’s unvested shares will vest upon the date of his termination without cause.

In addition, under the Prior Garateix Agreement, Mr. Garateix is entitled to unused vacation in a lump sum within ninety (90) days following his termination of employment.

For “Cause” Terminations

With respect to equity, in the event of a termination for “cause,” under the Prior Lusk Agreement, Mr. Lusk is required to immediately forfeit unvested shares and under the Prior Garateix Agreement, Mr. Garateix is no longer entitled to any compensation or benefits under the Garateix Agreement. Under these circumstances, Mr. Moura’s equity awards will be immediately forfeited on the date that: (i) his employment is terminated; (ii) his employment could have been terminated for “cause”; or (iii) there has been a determination that he engaged in inimical conduct.

In the event that Mr. Johns is terminated by us for “cause,” he would be entitled to his accrued but unpaid base salary and other accrued obligations.

Other Terminations

In the event that Mr. Johns terminates the Johns Agreement without good reason or the term of the Johns Agreement expires, Mr. Johns would be entitled to his base salary and benefits as in effect immediately preceding the termination for a period of 3 months.

“Change of Control” Payments

Under the Prior Garateix Agreement, there were no severance entitlements in connection with a termination following a change in control. Under the Garateix Agreement, a “change of control” will generally be deemed to have taken place if: (i) any person, including a “group” as defined in the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of Company securities having greater than 50% of the combined voting power of the then outstanding shares of the Company, subject to certain exceptions, or (ii) the persons who were directors of the Company before such transactions cease to constitute a majority of the Board, or any successor to the Company, as the direct or indirect result of or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions. Under the Garateix Agreement, in the event that Mr. Garateix is terminated by the Company without cause or if Mr. Garateix terminates his employment for good reason after a change of control, Mr. Garateix shall receive the severance payments for a termination “without cause” or for “good reason,” except that his lump-sum cash severance payment will equal three times his base salary in effect immediately preceding the termination. Under the Lusk Agreement, in the even that Mr. Lusk is terminated by the Company without cause or if Mr. Lusk terminates his employment for good reason after a change of control, Mr. Lusk shall receive the severance payments for a termination “without cause” or for “good reason,” except that his lump-sum cash severance payment will equal 1.5 times his base salary in effect immediately preceding the termination.

Under the Binnun Agreement, in the event that Ms. Binnun’s employment is terminated by the Company for any reason within six months after the consolidation, merger, transfer of assets, or other acquisition of the Company, she will receive a lump-sum severance payment equal to six months of her base salary as in effect immediately preceding the termination.

With respect to equity awards, upon a change of control, Mr. Garateix’s and Mr. Lusk’s remaining unvested shares will vest upon the date of the change of control. If Mr. Moura remains employed by the successor entity following a change of control, the dollar value of his unvested awards (as of the change of control date) will be held in escrow and distributed to him in accordance with the vesting schedule in his award agreement. If Mr. Moura’s employment is terminated as a result of the change of control, his unvested awards as of the date of termination will become immediately vested on that date.

“Death” Payments

Pursuant to the Prior Lusk Agreement, in the event of Mr. Lusk’s death during his term of employment, his legal representative is entitled to all accrued but unpaid base salary and accrued and unused paid time off. Pursuant to the Moura Agreement, Mr. Moura’s estate would be entitled to receive accrued but unpaid base salary, time off, and any other benefits payable through the date of his death.

With respect to equity awards, upon the death of either of Mr. Lusk or Mr. Moura, any unvested restricted stock awards will automatically terminate and be forfeited as of the date of death.

“Disability” Payments

Pursuant to the Prior Lusk Agreement, in the event of Mr. Lusk’s termination due to “disability,” he will be entitled to all accrued but unpaid base salary and accrued and unused paid time off as of the termination date.

Pursuant to the Garateix Agreement, in the event that Mr. Garateix becomes unable to perform his duties due to illness or injury for a consecutive period of 90 days, then the Company may, within 30 days, suspend his position as an officer of the Company. In the event of such suspension, he shall remain an employee of the Company and receive the compensation and fringe benefits as set forth in the Garateix Agreement through December 31st of the year of his suspension. In the event that Mr. Garateix has not returned to the full-performance of his duties by the end of such suspension period, the Company shall terminate his employment with the Company.

Tax Matters

In the event any payment or benefit to the other executive officers would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code and be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the affected executive officer will be entitled to the greater of (on a net after-tax basis): (i) the largest amount of the payment that would result in no portion of the payment or benefit being subject to the excise tax under Section 4999 of the Internal Revenue Code or (ii) the entire payment or benefit without any reduction to avoid the excise tax.

Table Showing Estimated Payments Following Termination or Change in Control

The following table shows potential payments to our named executive officers, other than Bruce Lucas and Richard Widdicombe, if their employment terminates under their Agreements. The amounts assume a December 31, 2020, termination date and use the closing price of our common stock as of that date of $10.13 per share. Please see “Table Showing Payments Upon Separation for Messrs. Lucas and Widdicombe” for information about the severance payments that they received following cessation of their employment in 2020.

Name	Involuntary Termination without Cause ($)		Upon a Change of Control ($)		Involuntary Termination upon a Change of Control ($)		Death ($)	Other
Ernie Garateix(1)
Salary	—		—		—		—	—
Cash Incentive	—		—		—		—	—
Value of Accelerated Equity(2)	—		—		—		—	—
Total	—		—		—		—	—
Kirk Lusk
Salary	—		—		—		—	—
Cash Incentive	—		—		—		—	—
Value of Accelerated Equity(2)	455,850	(3)	455,850	(3)	455,850	(3)	—	—
Total	455,850		455,850		455,850			—

Name	Involuntary Termination without Cause ($)		Upon a Change of Control ($)	Involuntary Termination upon a Change of Control ($)		Death ($)	Other
Tim Moura
Salary	1,900,000	(4)	—	1,900,000	(4)	—	—
Cash Incentive	1,100,000	(4)	—	1,100,000	(4)	—	—
Value of Accelerated Equity(2)	303,900	(3)	—	303,900	(3)	—	—
Employee Benefits(5)	16,184	(4)	—	16,184	(4)	—	—
Total	3,320,084		—	3,320,084		—	—
Sharon Binnun
Salary	—		—	237,500		—	—
Cash Incentive	—		—	—		—	—
Value of Accelerated Equity(2)	—		—	—		—	—

Total	—		—	237,500		—	—
Tim Johns				—
Salary(6)	—		—	—		—	75,000
Cash Incentive	—		—	—		—	—
Value of Accelerated Equity(2)	—		—	—		—	—
Employee Benefits(6)							2,941
Total	—		—	—		—	77,941
Total	3,775,934		455,850	4,013,434		—	77,941

(1)

Represents potential payments under the Prior Garateix Agreement. Under the new Garateix Agreement and assuming it were in place during 2020, if Mr. Garateix is terminated without cause or if he terminates his employment for good reason, he would be entitled to a lump-sum cash severance payment equal to two times his annual base salary, in any amount not less than $2.0 million, and a prorated annual cash incentive for the year of termination, subject to satisfying performance criteria. Assuming a December 31, 2020 termination, this amount would equal $2.0 million and $1.0 million (assuming target performance was met), respectively. If such termination occurs following a change in control, Mr. Garateix would be entitled to a lump-sum cash severance payment equal to three times his annual base salary, or $3.0 million assuming a December 31, 2020 termination, in addition to the pro rata annual cash incentive. In both cases, Garateix’s previously granted and unvested time-based and performance-based stock awards would immediately vest upon such termination. Mr. Garateix had no unvested awards as of December 31, 2020.

(2)

Except for Messrs. Garateix, Lusk and Moura, if any of our named executive officers’ employment is terminated for any reason, then the remaining unvested shares will be forfeited upon each individual’s termination date. Mr. Lusk’s unvested shares will vest upon the date of his termination other than for cause or a change of control, and Messrs. Garateix’s and Moura’s unvested shares will vest upon the date of their termination without cause or upon their termination as a result of a change of control.

(3)

Represents the value of accelerated vesting of shares of restricted stock. The value of the accelerated vesting is calculated by multiplying the closing price of the Company’s common stock on December 31, 2020 ($10.13) by the number of unvested shares of restricted stock as of December 31, 2020.

(4)

Pursuant to the Moura Agreement, Mr. Moura is entitled to 24-months’ notice prior to his termination without “cause,” during which time he is entitled to his scheduled compensation and benefits. This amount reflects what Mr. Moura would be entitled to receive if we provided him with the proper notice of termination on December 31, 2020, and assumes he earned his maximum annual cash incentive based on NBIC’s performance in the applicable year and the maximum annual cash incentive under the EBITDA incentive pool in the applicable year.

(5)	Reflects payment of life insurance, medical insurance, disability insurance, dental insurance, vision insurance, and COBRA benefits.
(6)

In the event that Mr. Johns terminates the Johns Agreement without good reason or the term of the Johns Agreement expires, Mr. Johns would be entitled to his base salary and benefits as in effect immediately preceding the termination for a period of 3 months.

Table Showing Payments Upon Separation for Messrs. Lucas and Widdicombe

As previously disclosed on a Form 8-K filed on December 1, 2020, the Company entered into the Lucas Separation Agreement with Bruce Lucas, effective December 1, 2020, and the Widdicombe Separation Agreement with Richard Widdicombe, effective December 30, 2020. Pursuant to such agreements, Messrs. Lucas and Widdicombe received the following payments:

	Upon Separation ($)
Bruce Lucas
Annual Bonus	2,500,000	(1)
Non-Renewal Payment	2,431,000	(2)
Non-Compete Payment	163,750	(3)
Employee Benefits Continuation	36,660	(4)
Total	5,131,410
Richard Widdicombe
Annual Bonus	375,000	(1)
Non-Renewal Payment	1,928,990	(2)
Non-Compete Payment	129,867	(3)
Employee Benefits Continuation	36,660	(4)
Total	2,470,517

(1)	Represents payment of the minimum annual bonus for 2020 under their prior employment agreements.
(2)	Represents payment with respect to the non-renewal of their employment pursuant to the terms of their prior employment agreements.
(3)

Represents payment in exchange for the agreement not to serve as an employee (through November 30, 2021) for any business that writes the same insurance products in the states in which the Company sells insurance products.

(4)	Represents payment of COBRA continuation premiums for 18 months.

In addition, the Company entered into the Consulting Agreement with Mr. Lucas’ consulting company, effective December 1, 2020, pursuant to which Mr. Lucas will remain with the Company as an executive consultant. The Consulting Agreement provides for a monthly payment for services equal to a pro rata portion of Mr. Lucas’ then-current base salary under the Lucas Employment Agreement, which amount equals $200,000 per month. In April 2021, we provided Mr. Lucas with written notice that we would not renew his consulting agreement after 2021.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of our CEO, Mr. Garateix.

As permitted by applicable SEC rules, we have elected to use the same median employee identified for purposes of the 2019 pay ratio disclosed in the “CEO Pay Ratio” section of our proxy statement for the 2020 annual meeting of stockholders filed with the SEC on April 28, 2020. There has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure.

To identify the median employee as of December 31, 2019, the last day of our 2019 fiscal year, we used our employee population as of that date, which consisted of approximately 530 individuals. We then calculated the amount of annual gross pay paid to all of those employees (other than our CEO). We annualized pay for those who commenced work during 2019. We did not make any cost-of-living or other adjustments in identifying the median employee.

For 2020, we calculated the 2020 total annual compensation of such employee in accordance with the requirements of the executive compensation rules for the Summary Compensation Table (Item 402(c)(2)(x) of Regulation S-K). Under this calculation, the median employee’s annual total compensation was $69,368.

Utilizing the same executive compensation rules, and consistent with the amount reported in the “Total” Column of our 2020 Summary Compensation Table above for our CEO, the annual total compensation of our CEO was $1,805,978. The resulting ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 26 to 1. Given that our CEO entered into a new compensation arrangement in January 2021 in connection with his promotion from COO in December 2020, Mr. Garateix’s annual total compensation for 2020 reflected his compensation as COO. As a result, the ratio for 2021 will be higher than the ratio for 2020. See the heading “Executive Compensation—Employment and Separation Agreements—Mr. Garateix’s Employment Agreement” for a description of Mr. Garateix’s new compensation arrangement.

The ratio disclosed above represents a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices, and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

This information is being provided in response to SEC disclosure requirements. Neither the Compensation Committee nor management of the Company uses the pay ratio measure in making any compensation decisions.

DIRECTOR COMPENSATION

The following table summarizes the annual compensation for our non-employee directors during 2020. Effective from the third quarter of 2020, the Board revised the non-employee director compensation policy to increase the annual retainer that each non-employee director is entitled to receive from $150,000 to $200,000.

2020 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)
Pete Apostolou	175,000
Irini Barlas	175,000
Mark Berset	175,000
Steven Martindale	175,000
James Masiello(2)	175,000
Nicholas Pappas	175,000
Joseph Vattamattam	175,000
Vijay Walvekar	175,000

(1)	Reflects annual retainers calculated on a pro-rata basis.
(2)	On March 3, 2021, James Masiello retired from our Board, effective immediately.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of three non-employee directors, Irini Barlas, Joseph Vattamattam and Vijay Walvekar, each of whom the Board has determined to be an independent director as defined in the rules of the NYSE. The Audit Committee is a standing committee of the Board and operates under a written charter adopted by the Board, which is available at www.heritagepci.com on the “Investors” page listed as “Governance Documents” under the heading “Corporate Governance.” Among its other functions, the Audit Committee has the authority and responsibility to retain and terminate the engagement of the Company’s independent registered public accounting firm (the “independent auditors”).

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

During 2020, at each of its meetings, the Audit Committee met with the senior members of the Company’s financial management team and the independent auditors. The Audit Committee’s agenda is established by the Audit Committee’s chairwoman and senior members of the Company’s financial management team. The Audit Committee met in private sessions with the Company’s independent auditors at certain of its meetings, and also separately with the Company’s head of internal audit, without management representation, to discuss financial management, accounting and internal control matters. The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent auditors those matters required to be discussed by the auditors under the rules adopted by the Public Company Accounting Oversight Board.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors that firm’s independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

Based on the Audit Committee’s discussion with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above shall not be incorporated by reference into this proxy statement.

Submitted by the Audit Committee of the Board of

Directors,

March 23, 2021

Irini Barlas (Chairwoman)

Joseph Vattamattam

Vijay Walvekar

FEES BILLED FOR SERVICES RENDERED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The approximate fees billed by Plante & Moran for 2020 and 2019 are set forth below:

Fees	Fiscal Year Ended December 31, 2020 ($)	Fiscal Year Ended December 31, 2019 ($)
Audit Fees(1)	914,500	873,441
Audit-Related Fees(2)	48,783	50,244	(3)
Tax Fees	—	—
All Other Fees	—	—
Total	963,283	923,685	(3)

(1)

Audit fees include fees billed for professional services rendered for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports, and other related services that are normally provided in connection with statutory and regulatory filings. Audit fees include the review of periodic filings with the SEC.

(2)

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include attest services related to financial reporting that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

(3)	Includes approximately $2,837 in audit-related fees for services performed in 2019 and paid in 2020, which fees were undeterminable at the time of the filing of the 2020 proxy statement.

The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the annual pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which management may wish to avail itself, subject to pre-approval of specific services. Each year, management and the independent registered public accounting firm will jointly submit a pre-approval request, which will list each known and/or anticipated audit and non-audit services for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. Any additional interim requests for additional non-audit services that were not contained in the annual pre-approval request will be approved during quarterly Audit Committee meetings. Plante & Moran did not perform non-audit services for the Company in 2020, however the approval of such services if necessary in the future would follow the policies and procedures described above.

All services provided by Plante & Moran during the fiscal year ended December 31, 2020 and December 31, 2019 were approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In the ordinary course of our business, we have entered into transactions with our directors, officers and greater than 5% stockholders or companies in which they have a material interest. Our Audit Committee is responsible for approving related party transactions, as defined in applicable rules promulgated by the SEC. Our Audit Committee operates under a written charter pursuant to which all related party transactions are reviewed for potential conflicts of interest. Such transactions must be approved by our Audit Committee.

Agreement with Shannon Lucas

On January 1, 2017, Shannon Lucas (then Shannon Cloonen), the wife of Bruce Lucas, our former Chairman and CEO, entered into a consulting agreement with the Company, pursuant to which she agreed to provide consulting services related to the Company’s catastrophe reinsurance and risk management program to us at a rate of $400 per hour. Mrs. Lucas is an industry veteran with 17 years of insurance expertise. Mrs. Lucas is responsible for all aspects of the Company’s reinsurance program, including catastrophe modeling, exposure risk management, reinsurance structuring and placement, reinsurance collections and audits, and reinsurance reporting for all regulators and rating agencies. Mrs. Lucas has extensive background in the insurance industry and has worked for several large insurance companies including Tower Hill Insurance Group, Florida Farm Bureau and United Property and Casualty Insurance Company, where she served as the Director of Risk Management. In 2020, Ms. Lucas received total cash compensation of approximately $127,200. The consulting agreement has no specific term and either party may terminate the agreement upon providing written notice. Additionally, Ms. Lucas currently serves as a director of our subsidiary Heritage Property & Casualty Insurance Company (“HPCI”) and NBIC. Ms. Lucas’ annual compensation for her role as a director of HPCI is $175,000.

Employment of Robert DeBoy

Robert DeBoy, the brother-in-law of Bruce Lucas, our former Chairman and CEO, joined the Company in February 2013 as a Claims Examiner. Mr. DeBoy reports directly to a Claims Manager. In 2020, Mr. DeBoy received total cash compensation of approximately $199,204. Mr. DeBoy also participates in the Company’s benefit plans that are made available to all employees.

Employment of Timothy Sanders

Timothy Sanders, the brother-in-law of Bruce Lucas, our former Chairman and CEO, joined the Company in March 2016 as a senior claims examiner. Mr. Sanders holds a bachelor’s degrees in Risk Management and Insurance from Florida State University and is a designated Senior Claims Law Associate. Upon joining Heritage, Mr. Sanders had six years of experience in liability and litigated claims. Mr. Sanders reports directly to a Claims Director. In 2020, Mr. Sanders received total cash compensation of approximately $136,150. Mr. Sanders also participates in the Company’s benefit plans that are made available to all employees.

Employment of Kevin Widdicombe

Kevin Widdicombe, the son of Richard Widdicombe, our Chairman, joined the Company in July 2013 as a Risk Modeling Analyst. His current role at Heritage is BI Analyst. Mr. K. Widdicombe holds a bachelor’s degree in Risk Management and Insurance from Florida State University. Mr. K. Widdicombe reports directly to the Data Warehouse Manager. In 2020, Mr. K. Widdicombe received total cash compensation of approximately $206,792. Mr. K. Widdicombe also participates in the Company’s benefit plans that are made available to all employees.

Relationship with Mark Berset

Mark Berset, a member of the Board, owns and is chief executive officer of Comegys Insurance Agency, Inc. (“Comegys”), an independent insurance agency that writes insurance policies for the Company. For the years ended December 31, 2020 and December 31, 2019, the Company paid agency commission to Comegys of approximately $1.0 million and $598,000, respectively. The commissions received by Comegys were based upon standard industry rates consistent with those provided to the Company’s other insurance agencies. There are no arrangements or understandings between Mr. Berset and any other persons with respect to his appointment as a director.

OTHER INFORMATION

Stockholder Proposals for the 2022 Annual Meeting

If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2022 annual meeting of stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8) and received by the Secretary of the Company on or before December 16, 2021. Stockholder proposals to be presented at the 2022 annual meeting of stockholders which are not to be included in the Company’s proxy materials must be received by the Company no earlier than January 25, 2022 and no later than February 24, 2022, in accordance with the procedures in the Company’s Bylaws.

Expenses of Solicitation

The Company pays the cost of preparing, assembling and mailing this proxy-soliciting material. The Company pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. We have engaged Georgeson LLC (“Georgeson”) as our proxy solicitor at an anticipated cost of approximately $10,500 plus reasonable out-of-pocket expenses. This estimate is subject to the final solicitation campaign approved by us and Georgeson.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and other proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy statement and other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides convenience for stockholders and cost savings for companies.

We have delivered only one copy of our proxy materials and other proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of our proxy statement (and any other proxy materials and documents sent therewith), as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. Stockholders should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit their request to our transfer agent in writing addressed to: Computershare Investor Services, P.O. Box 30170, College Station, Texas 77842-3170. In addition, stockholders who currently receive multiple copies of our proxy statement and other proxy materials at their address and would like to request “householding” of their communications should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit a request to our transfer agent in writing at the address above.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/HRTG or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/HRTG Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2021 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For Withhold For Withhold For Withhold 01—Ernie Garateix 02—Richard Widdicombe 03—Panagiotis (Pete) Apostolou 04—Irini Barlas 05—Mark Berset 06—Steven Martindale 07—Nicholas Pappas 08—Joseph Vattamattam 09—Vijay Walvekar For Against Abstain For Against Abstain 2. Ratification of the appointment of Plante & Moran, PLLC as the 3. Approval, on an advisory basis, of the compensation of our named independent registered public accounting firm for fiscal year executive officers. 2021. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM1 U P X 5 0 2 1 0 3 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 03G19B

The 2021 Annual Meeting of Stockholders of Heritage Insurance Holdings, Inc. will be held on Tuesday, May 25, 2021 at 10:00 a.m. Eastern Time, virtually via the Internet at www.meetingcenter.io/224279586. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — HRTG2021 Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/HRTG IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Heritage Insurance Holdings, Inc. Notice of 2021 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — May 25, 2021 Richard Widdicombe and Ernie Garateix (the “Proxies”), or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Heritage Insurance Holdings, Inc. to be held on May 25, 2021 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each of the director nominees, FOR the ratification of the appointment of Plante & Moran, PLLC as the independent registered public accounting firm for fiscal year 2021, and FOR the approval, on an advisory basis, of the compensation of our named executive officers. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.